CREDIT AGREEMENT

dated as of

May 3, 2011

among

PETERSEN ENERGÍA INVERSORA, S.A.U.,
as Borrower

The LENDERS Party Hereto

CREDIT SUISSE AG, LONDON BRANCH,
as Administrative Agent

THE BANK OF NEW YORK MELLON,
as Collateral Agent

BANCO ITAÚ BBA INTERNATIONAL, S.A. – SUCURSAL FINANCEIRA EXTERIOR
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Global Coordinators

BANCO ITAÚ BBA INTERNATIONAL, S.A. – SUCURSAL FINANCEIRA EXTERIOR
CREDIT SUISSE SECURITIES (USA) LLC,
CITIBANK INTERNATIONAL PLC SUCURSAL EN ESPAÑA,
STANDARD BANK PLC.,
and
BNP PARIBAS SECURITIES CORP.,
as Joint Bookrunners and Joint Lead Arrangers

$700,000,000

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	1

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Terms Generally	21
SECTION 1.03.	Accounting Terms; GAAP; Historical Financial Calculations	21

ARTICLE II THE CREDITS	22

SECTION 2.01.	The Commitments	22
SECTION 2.02.	The Loans	22
SECTION 2.03.	Repayment of Loans; Evidence of Debt	23
SECTION 2.04.	Prepayment of Loans	24
SECTION 2.05.	Fees	25
SECTION 2.06.	Interest	26
SECTION 2.07.	Alternate Rate of Interest	26
SECTION 2.08.	Increased Costs	27
SECTION 2.09.	Break Funding Payments	29
SECTION 2.10.	Taxes	29
SECTION 2.11.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	32
SECTION 2.12.	Establishment and Operation of Accounts	34
SECTION 2.13.	Disbursements from Collateral Agent’s Account	36
SECTION 2.14.	Replacement of Lenders	39

ARTICLE III REPRESENTATIONS AND WARRANTIES	40

SECTION 3.01.	Organization; Powers	40
SECTION 3.02.	Authorization; Enforceability	40
SECTION 3.03.	Governmental Approvals; No Conflicts	41
SECTION 3.04.	No Material Adverse Change	41
SECTION 3.05.	Properties	41
SECTION 3.06.	Litigation	41
SECTION 3.07.	Compliance with Laws	42
SECTION 3.08.	Compliance with Agreements; No Default	42
SECTION 3.09.	Investment Company Status	42
SECTION 3.10.	Taxes	42
SECTION 3.11.	Disclosure	43
SECTION 3.12.	Security Interests; Liens	43
SECTION 3.13.	Capitalization	43
SECTION 3.14.	Subsidiaries and Investments	43
SECTION 3.15.	Solvency	44

ARTICLE IV CONDITIONS	44

ARTICLE V AFFIRMATIVE COVENANTS	50

SECTION 5.01.	Financial Statements and Other Information	50
SECTION 5.02.	Notices of Material Events	51
SECTION 5.03.	Rating of Loans	51
SECTION 5.04.	Existence; Preservation of Rights; Conduct of Business	52
SECTION 5.05.	Payment of Obligations	52
SECTION 5.06.	Books and Records; Inspection Rights	52
SECTION 5.07.	Compliance with Laws	52
SECTION 5.08.	Use of Proceeds	52
SECTION 5.09.	Hedging Arrangements	52
SECTION 5.10.	Further Assurances; Release of Acquired Shares from the Collateral	53

ARTICLE VI NEGATIVE COVENANTS	55

SECTION 6.01.	Indebtedness	55
SECTION 6.02.	Liens	55
SECTION 6.03.	Fundamental Changes; Dispositions	55
SECTION 6.04.	Lines of Business	56
SECTION 6.05.	Subsidiaries and Investments	56
SECTION 6.06.	Restricted Payments	56
SECTION 6.07.	Transactions with Affiliates	57
SECTION 6.08.	Termination or Modification of Certain Documents	57
SECTION 6.09.	Acquisitions of Additional Shares	58
SECTION 6.10.	Collateral Coverage Ratio	58

ARTICLE VII EVENTS OF DEFAULT	58

ARTICLE VIII THE ADMINISTRATIVE AGENT, COLLATERAL AGENT, LENDERS AND ARRANGERs	63

ARTICLE IX MISCELLANEOUS	66

SECTION 9.01.	Notices; Electronic Communications	66
SECTION 9.02.	Waivers; Amendments	68
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	69
SECTION 9.04.	Successors and Assigns	71
SECTION 9.05.	Survival	74
SECTION 9.06.	Counterparts; Integration; Effectiveness	74
SECTION 9.07.	Severability	75
SECTION 9.08.	Right of Setoff	75
SECTION 9.09.	Governing Law; Jurisdiction; Etc	75
SECTION 9.10.	WAIVER OF JURY TRIAL	76
SECTION 9.11.	Waiver of Immunity	77
SECTION 9.12.	Judgment Currency	77
SECTION 9.13.	Headings	77
SECTION 9.14.	Treatment of Certain Information; Confidentiality	77
SECTION 9.15.	No Fiduciary Duty	79

SCHEDULE I	–	Commitments

EXHIBIT A-1	–	Form of Assignment and Assumption
EXHIBIT A-2	–	Form of Spanish Assignment Agreement
EXHIBIT A-3	–	Form of Agent’s Power of Attorney
EXHIBIT B	–	Form of Purchase Agreement
EXHIBIT C	–	Form of Subordinated Seller Loan Agreement
EXHIBIT D	–	Form of Intercreditor Agreement
EXHIBIT E-1	–	Form of Holdings Pledge Agreement
EXHIBIT E-2	–	Form of Pledge of Accounts
EXHIBIT E-3	–	Form of Pledge of Contracts
EXHIBIT F	–	Form of Security Agreement
EXHIBIT G	–	Form of Account Security Agreement
EXHIBITS H	–	Forms of Opinions of Counsel
EXHIBIT I	–	Form of Promissory Note
EXHIBIT J	–	Form of Notice of Borrowing
EXHIBIT K	–	Form of Process Agent Acceptance
EXHIBIT L	–	Form of Collateral Coverage Ratio Compliance Certificate
EXHIBIT M	–	Form of Administrative Questionnaire
EXHIBIT N	–	Form of Securities Account Control Agreement
EXHIBIT O	–	Form of Depositary Instruction Letter

CREDIT AGREEMENT dated as of May 3, 2011, among PETERSEN ENERGÍA INVERSORA, S.A.U., a company incorporated under the laws of the Kingdom of Spain with Spanish Tax Number A-85.392.751 (the “Borrower”), the LENDERS (as defined below), CREDIT SUISSE AG, LONDON BRANCH, as Administrative Agent, and THE BANK OF NEW YORK MELLON, as Collateral Agent.

The Borrower has requested that the Lenders make loans to the Borrower in an aggregate principal amount not exceeding $700,000,000, to permit the Borrower to, among other things, pay a portion of the purchase price in respect of the Acquisition (as defined below).

The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Bank” means (i) in respect of the Collateral Agent’s Account, the Borrower’s Account and the Cash Reserve Account, The Bank of New York Mellon, and (ii) in respect of the Borrower’s Administration Account, Banco Santander, S.A.

“Account Control Agreement” means a Securities Account Control Agreement among the Borrower, the Collateral Agent and the applicable Account Bank, in the form of Exhibit N.

 “Account Security Agreement” means the Account Security Agreement between the Borrower and the Collateral Agent, in the form of Exhibit G.

 “Accounts” means the Cash Reserve Account, the Collateral Agent’s Account, the Borrower’s Account and the Borrower’s Administration Account.

“Acquired Shares” means 39,331,279 Class D shares of the Company (and/or American Depositary Shares representing such shares).

“Acquiring Entity” means any business entity that (a) is engaged principally in the oil and gas business, (b) at the time of the relevant transaction has a long-term foreign currency debt rating of at least equal to two or more of the following:  Baa1 or better by Moody’s, BBB or better by S&P and BBB+ by Fitch (and such rating would not be reduced below either such level (or, if at either such level, put on negative watch) as a result of such transaction), (c) has acceded to the Shareholders Agreement and (d) is organized under the laws of and domiciled in a Permitted Country that is not subject to restriction under any Prohibited Nations Act or similar European directive.

“Acquisition” means the acquisition by the Borrower of the Acquired Shares pursuant to the Option Agreement and the Purchase Agreement.

“Administrative Agent” means Credit Suisse AG, London Branch, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means the account of the Administrative Agent at Credit Suisse AG, London Branch, One Cabot Square, London E14 4QJ, SWIFT: CRESGB2L, Account No. 890-0361-034 with The Bank of New York Mellon (SWIFT IRVTUS3N), Account name Petersen Energia Inversora, or such other account as may be designated by the Administrative Agent to the Borrower and the Lenders in writing.

“Administrative Agent’s Fee Letter” means the fee letter dated May 3, 2011 between the Borrower and the Administrative Agent.

 “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit M.

“Affected Interest Period” has the meaning set forth in Section 2.07.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent’s Power of Attorney” means a power of attorney granted by a Lender in the form of Exhibit A-3 or any other form approved by the Administrative Agent.

“Agents” means the Administrative Agent and the Collateral Agent.

“Annual Collateral Coverage Ratio” means, for any fiscal year of the Company, the ratio of (a) (i) prior to the later to occur of the Qualifying Free Float Date and the 18-month anniversary of the Closing Date, the Share Collateral Value as at the last day of such fiscal year (determined based upon the Company’s audited financial statements for such fiscal year after the Company has made publicly available its audited financial statements for such fiscal year) and (ii) after the later to occur of the Qualifying Free Float Date and the 18-month anniversary of the Closing Date, the Share Collateral Value as at the sixth Business Day after the Company has made publicly available its audited financial statements for such fiscal year to (b) the aggregate outstanding principal amount of the Loans on the sixth Business Day after the Company has made publicly available its audited financial statements for such fiscal year.

“Applicable Margin” means 6.25% per annum.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Loans represented by such Lender’s Loan.

“Argentina” means the Republic of Argentina.

“Argentine Account” means an account in the name of, and of a type approved by, the Collateral Agent or its designee, maintained by the Collateral Agent or such designee in Argentina with a bank or other financial institution selected by the Collateral Agent, or any other account in Argentina that replaces such account with the approval of the Administrative Agent.

“Argentine GAAP” means generally accepted accounting principles in Argentina.

“Argentine Pesos” or “AR$” refers to lawful money of Argentina.

“Arrangers” means, collectively, BI, CS Securities, Citi, Standard Bank and BNPPSC.

“Asset Taxes” means the aggregate amount payable by the direct and indirect shareholders of Holdings in respect of personal asset taxes (or equivalent taxes) solely in connection with the ownership of the Borrower to the extent of the Borrower’s ownership of the Acquired Shares for any fiscal year of such shareholders, provided that the amount of such personal assets taxes (or equivalent taxes) for any fiscal year that shall constitute “Asset Taxes” hereunder shall not exceed (i) $1,666,667 for the fiscal year of such shareholders ending in 2011, (ii) $3,333,333 for the fiscal year of such shareholders ending in 2012, (iii) $4,333,333 for the fiscal year of such shareholders ending in 2013, (iv) $5,666,667 for the fiscal year of such shareholders ending in 2014, (v) $7,333,333 for the fiscal year of such shareholders ending in 2015 and (vi) $9,333,333 for the fiscal year of such shareholders ending in 2016.

“Asset Taxes Reserved Amount” means, for each Measurement Period, the amount of Asset Taxes that the Borrower estimates, as notified by the Borrower to the Agents in writing not later than five Business Days prior to the last day of such Measurement Period, will be payable in the immediately following Measurement Period.

“Asset Taxes Unused Amount” means, for each Measurement Period (the “current Measurement Period”), the amount, if any, by which the Asset Taxes Reserved Amount for the immediately preceding Measurement Period exceeds the aggregate amount of Asset Taxes paid during the current Measurement Period.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A-1 or any other form approved by the Administrative Agent.

“BI” means Banco Itaú BBA International, S.A. – Sucursal Financeira Exterior

“BNPP” means BNP Paribas.

“BNPPSC” means BNP Paribas Securities Corp.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning assigned to such term in the recital of parties hereto.

“Borrower Change of Control” means any of the following events:

(a) the Borrower, Holdings, the Eskenazi Family and their respective Affiliates collectively shall fail to own beneficially and control, directly or indirectly, 15% or more of the Voting Securities of the Company;

(b) Holdings shall fail to own beneficially and control, directly or indirectly, 100% of the capital stock of the Borrower; or

(c) the Eskenazi Family and Affiliates controlled by one or more of the Eskenazis shall fail to collectively own beneficially and control, directly or indirectly, a majority of the capital stock of the Borrower.

“Borrower Pledge Agreement” has the meaning assigned to such term in the Security Agreement.

“Borrower’s Account” means account number 736158 titled “Petersen Energía Inversora, S.A.U. Borrower’s Account”, maintained by the Borrower with the applicable Account Bank in New York, New York, United States of America, or any other account that replaces such account with the approval of the Administrative Agent.

“Borrower’s Administration Account” means an account titled “Petersen Energía Inversora, S.A.U. Borrower’s Administration Account”, maintained by the Borrower in Madrid, Spain with the applicable Account Bank, or any other account that replaces such account with the approval of the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, United States of America; London, England; Madrid, Spain; (solely for purposes of Section 2.02(b)) Paris, France; or (except for purposes of Section 2.04(b)(v)) Buenos Aires, Argentina are authorized or required by law to remain closed and that is also a London Banking Day.

“Call Premium” means, with respect to (a) any prepayment of the Loans made pursuant to Section 2.04(a) and (b) any assignment pursuant to Section 2.14, an amount equal to the percentage indicated below of the principal amount of such prepayment or assignment  corresponding in each case to the 12-month period in which the prepayment or assignment is made following the Closing Date:

1st	2%
2nd	1%
3rd	0%
4th	0%
5th	0%

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the applicable generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the applicable generally accepted accounting principles.

“Cash Equivalents” means any one or more of the following securities or obligations with a maturity date of no later than the Business Day prior to the Payment Date immediately following the date of acquisition thereof and that has been agreed to in writing by the Collateral Agent: (a) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States, the United Kingdom, Spain, the French Republic, the Federal Republic of Germany or any agency or instrumentality of any thereof, provided that at the time of investment each such obligation is backed by the full faith and credit of the United States, the United Kingdom, Spain, the French Republic or the Federal Republic of Germany, as applicable; or (b) readily marketable investments in mutual funds (including funds for which either Agent or any Lender or any of their respective Affiliates acts as investment adviser or manager), or other types of securities offering full principal protection at maturity which seek to maintain a constant net asset value and which are rated at the time of investment “AA” by S&P and “Aa2” by Moody’s (or, in each case, the equivalent thereof for mutual funds); or (c) demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers acceptances of depository institutions, including either Agent or any Lender or any of their respective Affiliates, which are rated at the time of investment “AA” by S&P and “Aa2” by Moody’s (or, in each case, the equivalent thereof).

“Cash Reserve Account” means account number 736157 titled “Petersen Energía Inversora, S.A.U. Cash Reserve Account”, maintained by the Borrower with the applicable  Account Bank in New York, New York, United States of America, or any other account that replaces such account with the approval of the Administrative Agent.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.08(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Citi” means Citibank International Plc Sucursal en España.

“Closing Date” means the date (which shall be a Business Day) on which the conditions specified in Article IV are satisfied (or waived in accordance with Section 9.02), which date shall not occur prior to April 27, 2011.

“Collateral” means all property of each of the Borrower and Holdings purported to be covered by the Security Documents.  The term “Collateral” shall not include (i) the Seller Excluded Shares, (ii) any Acquired Shares released from the Collateral pursuant to clause (x) of the proviso to Section 5.10(a) or (iii) the Santander Excluded Assets.

“Collateral Agent” means The Bank of New York Mellon, in its capacity as collateral agent for the Administrative Agent and the Lenders under the Security Documents.

“Collateral Agent’s Account” means account number 736159 titled “Petersen Energía Inversora, S.A.U. Collateral Agent’s Account”, maintained by the Borrower with the applicable Account Bank in New York, New York, United States of America, or any other account that replaces such account with the approval of the Administrative Agent.

“Collateral Agent’s Fee Letter” means the fee letter dated April 26, 2011 between the Borrower and the Collateral Agent.

 “Collateral Coverage Ratio” means, as at any date of determination, the ratio of (a) the Share Collateral Value as at such date of determination to (b) the aggregate outstanding principal amount of the Loans on such date of determination.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $700,000,000.

“Commitment Letter” means the commitment letter dated as of April 1, 2011 among the Borrower, CS, BNPP and the Arrangers.

“Company” means YPF Sociedad Anónima, a sociedad anónima organized under the laws of Argentina.

“Company Change of Control” means any of the following individual events:

(a) the Seller, any Acquiring Entity, Holdings, the Eskenazi Family and their respective Affiliates collectively shall fail to (i) own beneficially and control, directly or indirectly, a majority of the Voting Securities of the Company or (ii) have the power (whether by ownership of capital stock, contract or otherwise) to control the management or policies of the Company; or

(b) the Seller, any Acquiring Entity and their respective Affiliates collectively shall fail to own beneficially and control, directly or indirectly, a greater percentage of the Company’s Voting Securities than the percentage of the Company’s Voting Securities beneficially owned and controlled, directly or indirectly, collectively by Holdings, the Eskenazi Family and their respective Affiliates;

provided that the supermajority and other consent rights granted to other holders of capital stock of the Company by the organizational documents of the Company and the voting, consent and other minority protection provisions pursuant to the Shareholders Agreement shall not be deemed to constitute a Company Change of Control.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

 “CS” means Credit Suisse AG, New York Branch.

“CS Securities” means Credit Suisse Securities (USA) LLC.

“Cuban Assets Control Regulations” shall have the meaning set forth in Part 515 of Title 31 of the United States Department of the Treasury Code of Federal Regulations.

“Debt Incurrence” means the incurrence by the Borrower after the Closing Date of any Indebtedness other than Permitted Subordinated Debt.

 “Default” means any event or condition which constitutes an Event of Default or which, with the giving of notice, or the passage of time or the making of any determination (or any combination of the foregoing) would, unless cured or waived, become an Event of Default.

“Disposition of Shares” means any sale, transfer or other disposition of, or any capital reduction in respect of, any Shares included in the Collateral or any Seller Excluded Shares (other than any sale, transfer or other disposition upon foreclosures of any Seller Excluded Shares).

“Dollars” or “$” refers to lawful money of the United States.

“EBITDAX” means, for any period, with respect to the Company and its consolidated Subsidiaries on a consolidated basis, without duplication, the sum of (a) operating revenues minus (b) operating costs and expenses (including sales and administrative expenses, taxes other than income tax (impuesto a las ganancias)) plus (c) amortization, depreciation, depletion and exploration expense (to the extent included in operating expenses) plus (d) income from long-term investments, in each case determined in accordance with Argentine GAAP.

“ECF Sweep Percentage” means (a) for any Measurement Period other than the first Measurement Period, (x) 75%, with respect to any amount of Excess Cash Flow up to $19,200,000 for such Measurement Period and (y) 100%, with respect to any amount of Excess Cash Flow in excess of $19,200,000 for such Measurement Period and (b) for the first Measurement Period, (x) 75%, with respect to any amount of Excess Cash Flow up to the product of $38,400,000 multiplied by the number of days in such Measurement Period divided by 365 and (y) 100%, with respect to any amount of Excess Cash Flow in excess of the product of $38,400,000 multiplied by the number of days in such Measurement Period divided by 365.

“Eligible Lender” means (a) a Spanish Domestic Bank, (b) a Non-Domestic Bank or (c) a Treaty Bank

“Equity Issuance” means (a) any issuance or sale by the Borrower after the Closing Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or (b) the receipt by the Borrower after the Closing Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution), but excluding (in all cases set forth in clause (a) and (b) above) the Expenses Equity Contribution and any Specified Equity Contribution.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“Eskenazi Family” means, collectively, (a) the Eskenazis, (b) the spouse or any lineal descendant (including adopted children) of any of the Eskenazis (collectively, the “Spouses and Descendants”), (c) any trust solely for the benefit of any one or more of the Eskenazis or any of the Spouses and Descendants, (d) any family trust, partnership or limited liability company established solely for the benefit of any one or more of the Eskenazis or any of the Spouses and Descendants, or for estate planning purposes, of any of the Eskenazis and (e) the heirs, executors, administrators, guardian or conservator of an Eskenazi or of a trust under any of an Eskenazi’s will and following the death or disability of that Eskenazi.

“Eskenazis” means, collectively, Mr. Enrique Eskenazi, Mr. Sebastián Eskenazi, Mr. Matías Eskenazi Storey and Mr. Ezequiel Eskenazi Storey.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any Measurement Period:

(a)           the sum of the following amounts, to the extent credited to the Collateral Agent’s Account on or prior to 5:00 pm New York time, on the second Business Day immediately preceding the last day of such Measurement Period:  (i) the aggregate amount of cash dividends and other cash distributions (other than distributions resulting from any capital reduction) received by the Borrower during such Measurement Period in respect of the Acquired Shares (including from Seller Excluded Shares and including any Specified Equity Contribution made in lieu of such dividends), plus (ii) the aggregate amount of payments received by the Borrower under the Interest Rate Cap Agreement during such Measurement Period plus (iii) the aggregate amount of earnings on amounts on deposit in the Collateral Agent’s Account during such Measurement Period minus

(b)           the sum of (i) the aggregate amount of cash interest payments and scheduled principal payments in respect of the Loans, in each case paid by the Borrower during such Measurement Period plus (ii) the aggregate amount of payments (including Restricted Payments) in respect of Asset Taxes made by the Borrower during such Measurement Period plus (iii) the aggregate amount of Permitted Borrower Expenses for such Measurement Period plus (iv) the aggregate amount of fees, expenses and other amounts, in each case paid or payable by the Borrower under the Transaction Documents (other than the Subordinated Seller Loan Agreement) during such Measurement Period (other than fees, expenses and other amounts paid on the Closing Date).

“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, taxes imposed on or measured by net income, net profits or overall gross receipts, capital or net worth (including branch profits or similar taxes) by Spain or any other jurisdiction from which any amount payable hereunder is made, or any political subdivision or taxing authority thereof or therein, or any organization or federation of which any of the foregoing may be a member or associated, that are imposed solely as a result of (a) the Administrative Agent, the Collateral Agent or any Lender (as the case may be) being or having been organized or resident in, having or having had an office in, or doing or having done business in such jurisdiction (other than a business that is or was deemed to arise solely by reason of the Transactions) and (b) the Borrower being organized or resident, maintaining an office or conducting business in such jurisdiction.

“Expenses Equity Contribution” means up to $10,000,000 in cash made available to the Borrower during the 90-day period following the Closing Date in the form of (a) common equity, (b) preferred equity that does not require or permit any cash payments and is not redeemable prior one year and one day (or, if later, any applicable preference period plus one day) following the repayment of all Loans hereunder and has subordination terms and conditions reasonably satisfactory to the Required Lenders or (c) Permitted Subordinated Debt, but in each case solely to the extent contributed (in the case of clauses (a) and (b) above) or paid (in the case of clause (c) above) solely to pay for expenses related with the Transactions before the date which is 90 days after the Closing Date and Permitted Borrower Expenses.

“Fee Letters” means (a) the fee letter dated as of April 1, 2011 among the Borrower, CS, BNPP and the Arrangers, (b) the Administrative Agent’s Fee Letter and (c) the Collateral Agent’s Fee Letter.

“Fitch” means Fitch Ratings Ltd.

“GAAP” means generally accepted accounting principles in Spain.

“Governmental Authority” means the government of any nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness, other obligation or the payment of dividends or other distribution on the stock or equity interests of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdings” means Petersen Energía Inversora Holdings, S.A., a company incorporated under the laws of Spain, or any other Person that shall succeed to the rights and obligations of Petersen Energía Inversora Holdings, S.A. pursuant to Section 12 of the Holdings Pledge Agreement, in which case the term “Holdings” shall mean solely such other Person.

“Holdings Pledge Agreement” means the Deed of Pledge over the shares of the Borrower among Holdings, the Borrower, the Lenders and the Collateral Agent, in the form of Exhibit E-1.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes imposed on or incurred by any Agent or any Lender with respect to any payment under any Loan Document other than Excluded Taxes.

“Information Memorandum” means the Preliminary Confidential Teaser dated May 3, 2011, approved by and relating to the Borrower.

“Initial Banks” means BI, CS, Citi, Standard Bank and BNPP.

“Intercreditor Agreement” means the Intercreditor Agreement among the Borrower, the Seller, the Administrative Agent, the Collateral Agent and the Intercreditor Agent named therein, in the form of Exhibit D.

“Interest Period” means, the period commencing on (and including) the date of the borrowing of the Loans and ending on (but excluding) the Payment Date falling on or nearest to November 15, 2011 and thereafter, each period commencing on (and including) the Payment Date corresponding to the last day of the prior Interest Period and ending on (but excluding) the next Payment Date occurring thereafter.

“Interest Rate Cap Agreement” has the meaning set forth in Section 5.09.

“Investment” means any investment in any Person, whether by means of:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the entering into of any Hedging Agreement; (e) any purchase or other acquisition of Indebtedness or the assets of such Person; (f) any capital contribution to such Person; (g) any other direct or indirect investment in such Person, including any acquisition by way of a merger or consolidation, and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (f) of the definition of “Indebtedness” in respect of such Person.

“Investment Company Act” means the U.S. Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

 “Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two London Banking Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period of six months; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the arithmetic average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period by the Reference Banks to prime banks in the London interbank market in London, England at approximately 11:00 a.m., London time, on the date that is two London Banking Days prior to the beginning of such Interest Period; provided further than with respect to the first Interest Period, the LIBO Rate shall be determined through the use of a discrete straight-line interpolation by reference to two rates calculated in accordance with the foregoing, one of which shall be determined for a six-month Interest Period and the other of which shall be determined for a seven-month Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Intercreditor Agreement the Registration Rights Agreement, the Security Documents, the Fee Letters and each other agreement delivered to or executed by the Administrative Agent, the Collateral Agent or any Lender, acting in such capacities, in furtherance or pursuant to any of the foregoing.

“Loans” means the term loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Majority Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the aggregate outstanding principal amount of the Loans or unused Commitments at such time, provided that, at any time when the approval of the Majority Lenders (other than any approval pursuant to the last paragraph of Article VII) is required and any one Lender holds at least 50% but less than 100% of the aggregate outstanding principal amount of the Loans or unused Commitments at such time, the approval of at least such Lender and one additional Lender shall be required.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower, (b) the ability of the Borrower or Holdings to perform any of their respective obligations under this Agreement or any of the other Loan Documents to which it is a party, (c) the rights of or remedies available to the Agents and the Lenders with respect to the Collateral under the Loan Documents or (d) the validity or enforceability of this Agreement or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans) of the Borrower, or obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means November 15, 2016, provided that, if such date shall not be a Business Day, then the Maturity Date shall be the immediately preceding Business Day.

“May 2011 Dividend” means the dividends corresponding to the fiscal year of the Company ending on December 31, 2010 declared by the Company on April 26, 2011 in an aggregate amount not exceeding AR$7.00 per common share.

“Measurement Period” means, initially, the period commencing on (and including) the Closing Date and ending on (and including) the Payment Date falling on or nearest to November 15, 2011 and thereafter, each period commencing on (and including) the day following the last day of the prior Measurement Period and ending on (and including) the next Payment Date occurring thereafter.

“Moody’s” means Moody’s Investors Services, Inc.

“Negotiation Period” has the meaning set forth in Section 2.07.

“Net Cash Proceeds” means:

(a)           in the case of any Disposition of Shares, the aggregate amount of all cash payments, received by the Borrower, directly or indirectly in connection with such Disposition of Shares, net of (i) the amount of any legal expenses, commissions and other fees and expenses paid by the Borrower in connection with such Disposition of Shares and (ii) any income or other taxes estimated to be payable by the Borrower as a result of such Disposition of Shares (but only to the extent that such estimated taxes are in fact paid to the relevant Governmental Authority when due);

(b)           in the case of any Debt Incurrence, the aggregate amount of all cash received by the Borrower in respect of such Debt Incurrence, net of (i) any applicable withholding taxes payable by the Borrower not later than the effective date of such Debt Incurrence and (ii) expenses (including any banking fees, costs and other customary expenses) incurred by the Borrower in connection with therewith; and

(c)           in the case of any Equity Issuance, the aggregate amount of all cash received by the Borrower in respect of such Equity Issuance, net of expenses incurred by the Borrower in connection therewith.

“Non-Domestic Bank” means a bank, financial institution or other institutional investor (including a hedge fund or securitization fund) which is resident for tax purposes in a member state of the European Union (other than Spain), provided such Person does not obtain income through a territory considered to be a tax haven for Spanish tax purposes (as currently set out in Royal Decree 1080/1991, of 5 July) nor acts through a permanent establishment located in Spain with which such Person’s income is effectively connected.

“Option Agreement” means the Second Share Purchase and Option Agreement dated as of February 21, 2008 between Seller, Repsol Exploración, S.A., Caveant, S.A., Repsol YPF Capital, S.L. and the Eskenazis as assigned to the Borrower on April 29, 2011.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed in connection with any payment made under any Loan Document or the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Payment Date” means each of the dates falling, respectively, on May 15 and November 15 of each year, commencing on November 15, 2011, to and including the Maturity Date; provided that, if any such date shall not be a Business Day, the relevant Payment Date shall be the immediately following Business Day.

“Permitted Borrower Expenses” means, (a) for any Measurement Period, the amount of documented expenses incurred during such Measurement Period, or estimated to be incurred in respect of the immediately following Measurement Period, by the Borrower or Holdings, to the extent allocable to the Borrower’s ownership of the Acquired Shares, not in excess of $1,333,333 (or, in the case of the first Measurement Period, $2,666,667 multiplied by the number of days in such Measurement Period divided by 365) in the aggregate for the Borrower and Holdings, provided that a portion not in excess of $1,333,333 in the aggregate for the Borrower and Holdings of the Permitted Borrower Expenses for any Measurement Period may be estimated and advanced in respect of the immediately following Measurement Period and (b) for the first Measurement Period, any fees, costs, expenses or any other amounts payable to make the initial upfront payment to acquire the Interest Rate Cap.

“Permitted Country” means any of the countries comprising the European Union, any of the countries party of the North American Free Trade Agreement, the Kingdom of Denmark, the Kingdom of Sweden, the Kingdom of Norway, the Republic of Finland, the Federative Republic of Brazil, the Republic of Chile, Japan and the People’s Republic of China.

“Permitted Encumbrances” means Liens imposed by law for taxes, assessments or other governmental charges that are not yet due, payable or delinquent or are being contested in compliance with Section 5.05.

“Permitted Excluded Shares Liens” means (a) Liens in favor of the Seller securing Indebtedness of the Borrower under the Subordinated Seller Loan Agreement on Acquired Shares not required to be included in the Collateral on the Closing Date and on Shares released from the Collateral after the Closing Date pursuant to clause (x) of the proviso to Section 5.10(a), provided that no such Liens shall extend to the dividends paid or payable with respect to the Seller Excluded Shares, and (b) Liens in favor of the Seller securing Indebtedness of the Borrower under the Santander Facility on Santander Excluded Assets.

 “Permitted Holdings Indebtedness” means Indebtedness of Holdings in an aggregate principal amount not to exceed $8,000,000 incurred (a) to acquire 5% of the shares of

Mantenimientos y Servicios S.A. and/or (b) for purposes other than those set forth in (a) above; provided that (i) such Indebtedness shall be unsecured, (ii) such Indebtedness shall mature after the Maturity Date, (iii) the terms of such Indebtedness shall not require any principal amortization, or permit the mandatory or optional prepayment thereof, prior to the repayment in full of the Loans, except that the terms of such Indebtedness may permit the optional prepayment thereof with the proceeds of dividend payments made pursuant to Section 6.06(b), (iv) the terms of such Indebtedness shall not require or permit the payment of interest or other amounts in cash prior to the repayment in full of the Loans, except that the terms of such Indebtedness may permit the payment of interest or other amounts in cash with the proceeds of dividend payments made pursuant to Section 6.06(b) and (v) the terms of such Indebtedness shall provide that the failure of Holdings to pay any amounts due under or in respect of such Indebtedness as a result of Holdings having insufficient funds to make such payment shall result in a deferral of such payment obligation and the failure to make such payment shall not result in a default or event of default thereunder.

“Permitted Subordinated Debt” means subordinated Indebtedness of the Borrower owing to Holdings which (a) does not require or permit any payments (whether in cash or other property except capitalization of interest) for so long as any Loans hereunder remain outstanding (other than as permitted pursuant to Section 6.06(d)), (b) does not mature and may not be repaid, redeemed or acquired prior one year and one day (or, if later, any applicable preference period plus one day) following the repayment of all Loans hereunder, (c) may not be accelerated for so long as any Loans hereunder remain outstanding and (d) is subject to the terms of the Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petersen I Senior Credit Facility” means the Credit Agreement dated as of February 21, 2008 among Petersen Energía S.A., the lenders party thereto, Credit Suisse AG, London Branch, as administrative agent, and HSBC Bank plc, as collateral agent.

“Pledge of Accounts” means the Pledge over Credit Rights Derived from Bank Accounts among the Borrower, the Lenders and the Collateral Agent, in the form of Exhibit E-2.

“Pledge of Contracts” means the Deed of Pledge over Credit Rights Derived from Contracts among the Borrower, the Lenders and the Collateral Agent, in the form of Exhibit E-3.

“Post-Default Rate” shall mean, in the case of any principal of any Loan, until the end of the then-current Interest Period applicable thereto, a rate per annum which is equal to the sum of 2% per annum plus the Applicable Margin plus the LIBO Rate for such Interest Period, and thereafter a rate per annum which is equal to the sum of 2% per annum plus the Applicable Margin plus the LIBO Rate applicable to such interest period or interest periods as shall be selected by the Administrative Agent for funding of such amounts (which interest periods shall not be of durations exceeding one month), and in the case of any overdue interest, fee or other amount, a rate per annum equal to the sum of 2% per annum plus the Applicable Margin plus the rate determined by the Administrative Agent to be the cost of funding such overdue amount on an overnight basis in the London interbank market from the date of such non-payment until such amount is paid in full (as well after as before judgment).

“Process Agent” has the meaning set forth in Section 9.09(e).

“Process Agent Acceptance” means a letter from the Process Agent to the Administrative Agent, substantially in the form of Exhibit K or any other form approved by the Administrative Agent.

“Prohibited Nations Acts” means The Trading with the Enemy Act, 50 App. U.S.C. §§ 1-44, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the USA PATRIOT Act, the Cuban Liberty and Democratic Solidarity Act (Helms-Burton Act), Pub. L. No. 104-114, related laws and regulations issued by the U.S. Office of Foreign Assets Control, including the Cuban Assets Control Regulations, and any similar acts or governmental actions of the United States, Spain, Argentina or the European Union to the extent applicable.

“Purchase Agreement” means the Contrato de Compraventa de Acciones to be entered into on or about the Closing Date between the Borrower and the Seller for the acquisition by the Borrower of the Acquired Shares, in the form of Exhibit B.

“Qualified Purchaser” has the meaning set forth in Section 3.09.

“Qualifying Free Float Date” means the first date after the Closing Date on which the float of Company’s Class D shares exceeds 15% of the Company’s total Class D shares.

“Reference Banks” means the principal London office of each of Credit Suisse AG, London Branch, Standard Bank PLC. and Citibank, N.A., London Branch.

“Register” has the meaning set forth in Section 9.04(d).

“Registration Failure” means any breach by the Seller or the Company of their respective obligations under the Registration Rights Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of February 21, 2008 among the Company, the Seller, the Eskenazis and Petersen Energía, S.A. relating to the Acquired Shares.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Ratio Level” means (a) with respect to the fiscal year of the Company ending on December 31, 2011, 3.0 to 1.0, (b) with respect to the fiscal year of the Company ending on December 31, 2012, 2.75 to 1.0, and (c) with respect to each fiscal year of the Company ending thereafter, 2.5 to 1.0.

“Required Cash Reserve Amount” has the meaning set forth in Section 2.12(d).

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing at least 66-2/3% of the aggregate outstanding principal amount of the Loans or unused Commitments at such time, provided that, at any time when the approval of the Required Lenders is required and any one Lender holds at least 66-2/3% but less than 100% of the aggregate outstanding principal amount of the Loans or unused Commitments at such time, the approval of at least such Lender and one additional Lender shall be required.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower and (b) any payment made by the Borrower to purchase, repay, prepay, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, repayment, prepayment, redemption, retirement or other acquisition of, or make any prepayment of interest on, or any other amount owing in respect of, any Indebtedness under the Subordinated Seller Loan Agreement or any Permitted Subordinated Debt.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw Hill Companies, Inc.

“Sanctioned Person” means (a) a Person listed by the U.S. Office of Foreign Assets Control on the Specially Designated Nationals or Blocked Persons List or any Person controlled by a Person on such list or (b) any other Person with whom other Persons may not engage under any Prohibited Nations Act in the absence of specific governmental authorization.

“Santander Excluded Assets” means the Santander Excluded Shares and the credit rights arising from the bank account #00491500092210417119 (IBANES 6900491500092210417119 or any other account in replacement thereof in accordance with the Santander Facility) corresponding to Banco Santander, S.A. into which the dividends or other distributions, or the proceeds of sale, collection or other realization, arising from the Santander Excluded Shares are deposited.

“Santander Excluded Shares” means 2,210,192 American Depositary Shares of the Company (and the underlying Class D shares of the Company) acquired with the proceeds of the Santander Facility or any securities resulting from a split up, revision, reclassification or other like change of such American Depositary Shares (or the underlying Class D shares of the Company) or other dividends, distributions or any other right arising therefrom or the proceeds of sale, collection or other realization, arising from the Santander Excluded Shares.

“Santander Facility” means the Credit Agreement dated June 16, 2008 between the Borrower and Banco Santander, S.A., the Guaranty Agreement dated June 16, 2008 among the Seller, the Borrower and Banco Santander, S.A., and the Security Agreement dated November 12, 2008 among the Borrower, the Seller and The Bank of New York Mellon, as collateral agent, and any refinancing thereof in accordance with Section 6.01(e).

“Security Agreement” means the Security Agreement between the Borrower and the Collateral Agent, in the form of Exhibit F.

“Security Documents” means each of the Security Agreement, the Account Security Agreement, the Spanish Security Documents and all other agreements entered into to confer upon the Collateral Agent control over deposit accounts or securities accounts under applicable law and any other agreement, document, instrument or other writing (including, if and when executed and delivered, the Borrower Pledge Agreement) providing collateral for the obligations of the Borrower to pay the principal of and interest on the Loans and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing by the Borrower to the Lenders, the Administrative Agent, the Collateral Agent or any of them under the Loan Documents whether now or hereafter in existence.

“Seller” means Repsol YPF, S.A., a sociedad anónima organized under the laws of Spain.

“Seller Excluded Shares” means any Shares pledged, or permitted hereunder to be pledged, to secure exclusively the Indebtedness of the Borrower under the Subordinated Seller Loan Agreement.

 “Senior Officer” means, with respect to any Person, such Person’s chief executive officer, chief financial officer, principal accounting officer, treasurer or controller.

“Share Collateral Value” means

(a)           as at any date of determination occurring prior to the later to occur of the Qualifying Free Float Date and the last day of the 18-month period following the Closing Date, the product of (i) the excess, if any, of (x) the product of 4.37 multiplied by the EBITDAX of the Company for the period of four fiscal quarters ending on or most recently ended prior to such date of determination over (y) the sum of (I) the aggregate amount of Indebtedness of the Company as of the last day of such four-quarter period determined in accordance with Argentine GAAP plus (II) minority interest as reported in the Company’s consolidated balance sheet as of the last day of such four-quarter period prepared in accordance with Argentine GAAP minus (III) the aggregate amount of all cash and cash equivalents held by the Company as of the last day of such four-quarter period determined in accordance with Argentine GAAP, multiplied by (ii) the quotient of the number of Acquired Shares included in the Collateral on such date of determination divided by the total number of shares of common stock of the Company outstanding on such date of determination; and

(b)           on and following the later to occur of the Qualifying Free Float Date and the last day of the 18-month period following the Closing Date, the product of (i) the daily average of the closing prices for the Class D shares (or American Depositary Shares representing such shares) on the New York Stock Exchange for the period of five consecutive Business Days immediately preceding such date of determination multiplied by (ii) the number of Acquired Shares included in the Collateral on such date of determination.

“Shareholders Agreement” means the Acuerdo Entre Accionistas dated February 21, 2008 between the Seller, Repsol Exploración, S.A., Caveant, S.A., Repsol YPF Capital S.L and Petersen Energía, S.A., to which the Borrower became a party on November 12, 2008.

“Shares” means, collectively, the Acquired Shares and any other equity interests in the Company held by the Borrower, including American Depositary Shares representing such Acquired Shares or other equity interests.

“Spain” means the Kingdom of Spain.

“Spanish Assignment Agreement” means an assignment agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A-2 or any other form approved by the Administrative Agent.

“Spanish Domestic Bank” means any Spanish financial entity or any Spanish branch of a non-Spanish financial entity that:

(a)           complies with the requirements described in paragraph (c) of Article 59 of Royal Decree 1777/2004, of 30 July 2004, on Corporate Income Tax Regulations (Real Decreto 1777/2004, de 30 de julio, por el que se aprueba el Reglamento del Impuesto sobre Sociedades), or

(b)           complies with the requirements described in the second paragraph of Article 8.1 of Royal Decree 1776/2004, of 30 July 2004, on Non-Resident Income Tax Regulations (Real Decreto 1776/2004, de 30 de julio, por el que se aprueba el Reglamento del Impuesto sobre la Renta de no Residentes).

“Spanish Security Documents” means each of the Holdings Pledge Agreement, the Pledge of Accounts and the Pledge of Contracts.

“Specified Equity Contributions” means cash made available to the Borrower in the form of (a) common equity, (b) preferred equity that does not require or permit any cash payments and is not redeemable prior one year and one day (or, if later, any applicable preference period plus one day) following the repayment of all Loans hereunder and has subordination terms and conditions reasonably satisfactory to the Required Lenders or (c) Permitted Subordinated Debt, but in each case solely to the extent contributed (in the case of clauses (a) and (b) above) or paid (in the case of clause (c) above) to the Borrower in the circumstances contemplated by clause (s) of Article VII not later than the earlier to occur of (i) the fifth Business Days following the date on which dividends are paid by the Company and (ii) one Business Day prior to the applicable Payment Date.

“Subordinated Seller Loan Agreement” means the $625,935,594 loan agreement in the form of Exhibit C hereto, between the Borrower and the Seller.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  When used with respect to the Borrower, the term “Subsidiary” shall not include the Company or any Subsidiary of the Company.

“Substitute Basis” has the meaning set forth in Section 2.07.

“Supermajority Lenders” means, at any time, Lenders having Loans or unused Commitments representing at least 75% of the aggregate outstanding principal amount of the Loans or unused Commitments at such time.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transaction Documents” means, collectively, each of the Loan Documents, the Option Agreement, the Purchase Agreement, the Shareholders Agreement and the Subordinated Seller Loan Agreement.

“Transactions” means (a) the execution, delivery and performance by (x) the Borrower of this Agreement and the other Transaction Documents to which the Borrower is intended to be a party and (y) by Holdings of the Spanish Security Documents to which it is a party, (b) the borrowing of Loans hereunder and the use of the proceeds thereof as permitted hereby, and (c) the consummation of the Acquisition and the Borrower being capable of exercising its rights as shareholder of the Company.

“Treaty” means a double taxation agreement between Spain and another jurisdiction which makes provision for full exemption from taxes imposed by Spain on interest.

“Treaty Bank” means a bank, financial institution or other institutional investor (including a hedge fund or securitization fund) which:

(i)           is a resident of a Treaty State; and

(ii)           does not carry on a business in Spain through a permanent establishment with which that Person’s participation in the Loans is effectively connected.

“Treaty State” means a jurisdiction having a signed and ratified Treaty with Spain.

“United States” means the United States of America.

“Unused Expense Amount” has the meaning set forth in Section 2.12(f)(ii).

“Unused Loan Amount” has the meaning set forth in Section 2.12(e)(i).

“Usage Amount” has the meaning set forth in Section 2.12.

“U.S. Person” means a U.S. Person within the meaning of Rule 902 under the U.S. Securities Act of 1933.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56.

“Voting Securities” means the Company’s issued and outstanding capital stock having the right to vote or other equity interests (or securities convertible into equity interests) in the Company having the right to vote.

SECTION 1.02. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (without limiting any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP; Historical Financial Calculations.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, if such terms relate to the Company, Argentine GAAP, in each case as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Loan to the Borrower on the Closing Date or the Business Day immediately following the Closing Date, as provided in Section 2.02(b), in a principal amount not exceeding such Lender’s Commitment.  Amounts prepaid or repaid in respect of the Loans may not be reborrowed.

(b) Unless previously terminated, the Commitments shall terminate at the earliest of (i) the funding of the Loans and (ii) 11:00 a.m., London time, on June 2, 2011, if the Closing Date shall not have occurred at or prior to such time.

SECTION 2.02. The Loans.

(a) Obligations of Lenders.  The Loans shall be made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make the Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loan as required.

(b) Funding by Lenders.  Each Lender shall make available to the Administrative Agent for the account of the Borrower the amount of such Lender’s Loan by wire transfer of immediately available funds to the Administrative Agent’s Account not later than (i) 3:00 p.m., London time, on the Closing Date if the conditions precedent specified in Article IV are satisfied (or waived in accordance with Section 9.02) at or prior to 11:00 a.m., London time, on the Closing Date or (ii) 1:00 p.m., London time, on the Business Day immediately following the Closing Date if the conditions precedent specified in Article IV are satisfied (or waived in accordance with Section 9.02) after 11:00 a.m., London time, on the Closing Date.  The Administrative Agent will make available to the Borrower the amount so received by the Administrative Agent by promptly transferring such amount to the Borrower, or as the Borrower may instruct, in immediately available funds and otherwise in such manner as may be agreed by the Administrative Agent and the Borrower.

(c) Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the making of the Loans that such Lender will not make available to the Administrative Agent such Lender’s Loan, the Administrative Agent may assume that such Lender has made the amount of its Loan available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, remit a corresponding amount to the Borrower as provided in paragraph (b) of this Section.  In such event, if a Lender has not in fact made the amount of its Loan available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day during the period from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the rate equal to the rate specified by the Administrative Agent as its cost of funding such amount for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.  Nothing in this Section 2.02(c) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make its Loan hereunder.

SECTION 2.03. Repayment of Loans; Evidence of Debt.

(a) Repayment.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on each Payment Date set forth below in the aggregate principal amount set forth opposite such Payment Date:

Payment Date	Amount
November 15, 2011	$ 37,100,000
May 15, 2012	$ 22,750,000
November 15, 2012	$ 23,310,000
May 15, 2013	$ 24,360,000
November 15, 2013	$ 25,340,000
May 15, 2014	$ 36,750,000
November 15, 2014	$ 37,730,000
May 15, 2015	$ 44,660,000
November 15, 2015	$ 45,640,000
May 15, 2016	$ 52,780,000
November 15, 2016	$349,580,000

provided that (i) any partial prepayment of the Loans pursuant to Section 2.04(a) shall be applied to reduce ratably the remaining scheduled repayments of the Loans and (ii) any partial prepayment of the Loans pursuant to Section 2.04(b) shall be applied to reduce the remaining scheduled repayments of the Loans in inverse order of the maturities thereof.  To the extent not previously paid, the outstanding principal amount of all Loans shall be due and payable on the Maturity Date.

(b) Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal, interest and Call Premium payable and paid to such Lender from time to time hereunder.

(c) Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal, interest or Call Premium due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(d) Effect of Entries.  The entries made in the records maintained pursuant to paragraph (b) or (c) of this Section shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Promissory Notes.  Any Lender may request that the Loan made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form of Exhibit I.

SECTION 2.04. Prepayment of Loans.

(a) Voluntary Prepayments.  The Borrower shall have the right to prepay the Loans in whole or in part at any time or from time to time, without penalty or, except as provided in clause (ii) below, premium, provided that (i) each partial prepayment pursuant to this paragraph (a) shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) except as otherwise provided in Section 2.07, if any prepayment pursuant to this paragraph (a) is made by the Borrower on or prior to the second anniversary of the Closing Date the Borrower shall, together with such prepayment, pay an additional amount equal to the applicable Call Premium.

(b) Mandatory Prepayments.

(i) Excess Cash Flow.  Not later than the tenth Business Day following the last day of each Measurement Period, the Borrower shall prepay the Loans and pay accrued interest thereon in an aggregate amount equal to the ECF Sweep Percentage of the Excess Cash Flow for such Measurement Period.

(ii) Dispositions of Shares.  Upon the occurrence of any Disposition of Shares, the Borrower shall prepay the Loans and pay accrued interest thereon in an aggregate amount equal to 100% of the Net Cash Proceeds thereof.

(iii) Debt Incurrence.  Upon any Debt Incurrence, the Borrower shall prepay the Loans and pay accrued interest thereon in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Incurrence.

(iv) Equity Issuance.  Upon (x) any Equity Issuance that consists of (A) an Equity Issuance by the Borrower into the capital markets or (B) capital contributions to the Borrower from the proceeds of the issuance of equity securities of Holdings into capital markets, the Borrower shall prepay the Loans and pay accrued interest thereon in an aggregate amount equal to 100% of the Net Cash Proceeds of such Equity Issuance and (y) any other Equity Issuance, the Borrower shall prepay the Loans and pay accrued interest thereon in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance.

(v) Cash Reserve Account.  Upon any release from the Cash Reserve Account of funds in excess of the Required Cash Reserve Amount, the Borrower shall prepay the Loans and pay accrued interest thereon in an aggregate amount equal to 100% of the amount so released.

(vi) Unused Amounts.  On the first Payment Date, the Borrower shall prepay Loans and pay accrued interest thereon in an aggregate amount equal to 100% of the aggregate of the Unused Expense Amount and the Unused Loan Amount.

(c) Notices, Etc.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 5:00 p.m., London time, five Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of Loans to be prepaid and (i) in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment and (ii) in the case of a mandatory prepayment pursuant to Section 2.04(b)(i), a reasonably detailed calculation of the amount of Excess Cash Flow for the applicable Measurement Period.  Promptly following receipt of any such notice relating to the Loans, the Administrative Agent shall advise the Lenders and the Collateral Agent of the contents thereof.  All prepayments pursuant to Section 2.04(a) shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.05. Fees.

(a) Administrative Agent and Collateral Agent Fees.  The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own accounts, fees payable in such amounts and on such Payment Dates as have been separately agreed upon between the Borrower and each of the Collateral Agent or the Administrative Agent in the Administrative Agent’s Fee Letter and the Collateral Agent’s Fee Letter.

(b) Commitment Fees.  The Borrower agrees to pay to each Lender, through the Administrative Agent, on the earlier to occur of Closing Date and the date of termination of the Commitments pursuant to Section 2.01(b), a commitment fee equal to 6.25% per annum on the daily unused amount of the Commitment of such Lender during the period commencing with the date hereof and ending on earlier to occur of Closing Date and the date of termination of the Commitments pursuant to Section 2.01(b).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) Fee Letter.  The Borrower agrees to pay to the Arrangers on the Closing Date fees in such amounts as are specified in the Fee Letter referred to in clause (a) of the definition of such term.

(d) Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the parties entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.06. Interest.

(a) Interest Rate.  The Loans shall bear interest at a rate per annum equal to the LIBO Rate for each Interest Period plus the Applicable Margin.

(b) Default Interest.  Notwithstanding the foregoing, upon the occurrence and during the continuance of any Default described in clause (a) or (b) of Article VII, the principal of and, to the extent permitted by law, due, owing and unpaid interest on the Loans and any other amounts due, owing and unpaid hereunder or under the other Loan Documents shall bear interest, in each case until such Default has been cured or waived, after as well as before judgment, at a rate per annum equal to the Post-Default Rate.

(c) Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Payment Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Alternate Rate of Interest.  If prior to the commencement of any Interest Period (an “Affected Interest Period”) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter.  If such notice is given, during the thirty-day period following such notice (the “Negotiation Period”) the Administrative Agent and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis (having the written approval of the Majority Lenders) for the Loans which shall reflect the cost to the Lenders of funding their Loans from alternative sources (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of the LIBO Rate to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply.  If a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the Loans pursuant to Section 2.04(a) and no Call Premium shall be applicable to any prepayment made by the Borrower on or prior to the first anniversary of the Closing Date pursuant to such election; provided, that if the Borrower does not elect so to prepay the Loans in full pursuant to Section 2.04, each Lender shall determine in good faith (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount) the rate basis reflecting the cost to such Lender of funding its Loan for any Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply, and such rate basis shall be binding upon the Borrower and such Lender and shall apply in lieu of the LIBO Rate for the relevant Interest Periods.  Promptly upon receipt by the Administrative Agent of any certificate referred to in the proviso to the immediately preceding sentence, the Administrative Agent shall advise the Borrower of the contents thereof.

SECTION 2.08. Increased Costs.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or the Loan made by, any Lender; or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or the Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining its Loan (or of maintaining its obligation to make its Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, to the extent not otherwise compensated therefor under any other provision of any of the Loan Documents.

(b) Capital Requirements.  If any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered, to the extent not otherwise compensated therefor under any other provision of any of the Loan Documents.

(c) Exceptions.  Paragraphs (a) and (b) of this Section shall not apply to, and the Borrower shall not be obligated to pay to any Lender any amount attributable to or in connection with, any such additional costs incurred or reductions suffered to the extent such additional costs or reductions are attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Closing Date (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Lender or any of its Affiliates).

(d) Dodd-Frank/Basel III.  Notwithstanding anything in this Section 2.08 to the contrary, solely for the purposes of this Section 2.08, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority referred to as Basel III), in each case pursuant to Basel III, or any law or regulation which implements Basel III, shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.  Notwithstanding the foregoing, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section 2.08(d) unless such Lender certifies to the Borrower that it is demanding such compensation in similar circumstances under comparable provisions of other credit agreements.

(e) Certificates from Lenders.   A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be prima facie evidence thereof absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(f) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(g) Application to Taxes.  Notwithstanding anything to the contrary in this Section 2.08, this Section 2.08 shall not apply to Taxes which shall be governed exclusively by Section 2.10.

(h) Designation of a Different Lending Office.  Prior to requesting any compensation under this Section 2.08, a Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.08 and (ii) would not subject such Lender to any unreimbursed cost or expense (whether or not required to be reimbursed pursuant to the next succeeding sentence) or otherwise require that such Lender take any action inconsistent with legal or regulatory restrictions or in any material respect with its internal policies or suffer any disadvantage or burden deemed by such Lender to be significant.  The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.09. Break Funding Payments.  The Borrower shall pay each Lender such amount or amounts (if any) as shall be sufficient to compensate it for any loss, cost or expense (excluding loss of anticipated profits) that such Lender reasonably determines is attributable to (a) the payment of any principal of any Loan other than on a Payment Date (including as a result of an Event of Default and pursuant to Section 2.04(b)), or (b) the failure by the Borrower for any reason (including the failure of any of the conditions precedent specified in Article IV to be satisfied) to borrow the Loans on the date specified therefor in any notice of borrowing delivered by it to the Administrative Agent, or to prepay the Loans in accordance with a notice of and voluntary or mandatory prepayment given pursuant to Section 2.04(c) or (c) the assignment as a result of a request by the Borrower pursuant to Section 2.14 of any Loan other than on a Payment Date.  Each Lender will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under this Section 2.09, which certificate shall be prima facie evidence thereof in the absence of manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.10. Taxes.

(a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without withholding or deduction for any Indemnified Taxes or Other Taxes;

 provided that, if the Borrower shall be required to withhold or deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional amounts payable under this Section) the Administrative Agent, the Collateral Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the Borrower shall make such withholdings or deductions and (iii) the Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower.  In addition, the Borrower shall pay any Other Taxes to the applicable Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that any failure to provide such notice shall in no way impair the rights of such party to demand and receive compensation under this Section 2.10(c) except to the extent that the Borrower was prejudiced by the lack of notice.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, or by the Collateral Agent, shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Limitation on Additional Amounts.  Notwithstanding the foregoing provisions of this Section 2.10, the Borrower shall not be obligated hereunder to pay to any Lender any additional amounts described above in this Section 2.10 in respect of any portion of Indemnified Taxes or Other Taxes imposed by reason of such Lender not being an Eligible Lender, provided that the limitation set forth above in this paragraph (e) shall not apply at any time to any Person (whether or not such Person is an Eligible Lender) that becomes a Lender hereunder at any time when an Event of Default has occurred and is continuing (whether or not such Event of Default has thereafter been cured or waived).  In addition, the limitation set forth in this paragraph (e) shall not apply if the applicable Lender has ceased to be an Eligible Lender by reason of any Change in Law after the date it became a Lender hereunder.

(f) Tax Documentation.  Each Lender that is a Non-Domestic Bank or Treaty Bank and that is entitled to an exemption from or reduction of withholding tax under Spanish law or the Treaty with respect to payments hereunder shall, within two months of the Closing Date in the case of each such Lender that is a party hereto on the Closing Date, or within two months following the date such Lender becomes a party hereto or becomes a Non-Domestic Bank or Treaty Bank in the case of each such Lender that is not a party hereto or that is not a Non-Domestic Bank or Treaty Bank, as applicable, on the Closing Date, and thereafter, if requested in writing by the Borrower and required by any applicable Spanish law or Treaty, provide the Borrower, with an original certificate (or such other form of documentation or confirmation available in the relevant jurisdiction) issued by the competent authority of the jurisdiction in which Lender is resident for tax purposes attesting to the fact that such Lender is resident for tax purposes in a member state of the European Union or in a Treaty State within the meaning of the Treaty.  Notwithstanding the foregoing, to the extent the procedures of the applicable competent authority require the competent authority to submit any such certification directly to the Borrower, a Lender shall satisfy the foregoing requirements by delivering a properly completed application to such authority on or before the dates prescribed above.

Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of any jurisdiction (other than Spain) from which a payment under any of the Loan Documents is made, or any treaty to which any such jurisdiction is a party, shall deliver to the Borrower, if requested in writing by the Borrower and if required by the applicable law of such jurisdiction or such treaty, such properly completed and executed documentation prescribed by such applicable law or such treaty as will permit such payments to be made without withholding or at a reduced rate of withholding.

Except for any Lender referred to in the proviso of paragraph (e) above, for any period with respect to which a Lender has failed to provide the Borrower with any form required by the second preceding paragraph or has failed to comply with the requirements of the immediately preceding paragraph, such Lender shall not be entitled to indemnification under Section 2.10 with respect to Indemnified Taxes or Other Taxes imposed by Spain that are attributable to such failure; provided that, if a Lender that is a Non-Domestic Bank or a Treaty Bank would otherwise be exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such reasonable steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) Designation of Different Lending Office.  If pursuant to this Section 2.10 the Borrower is required to pay to or for the account of any Lender any additional amounts in excess of such additional amounts payable on the date hereof, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.10 and (ii) would not subject such Lender to any unreimbursed cost or expense (whether or not required to be reimbursed pursuant to the next succeeding sentence) or otherwise require that such Lender take any action inconsistent with legal or regulatory restrictions or in any material respect with its internal policies or suffer any disadvantage or burden deemed by such Lender to be significant.  The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h) Treatment of Certain Refunds.  If either Agent or a Lender determines, in its sole discretion, that it has received a refund (in cash or as an offset against other taxes otherwise then due and payable) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require either Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.11. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower; Limitations on Foreign Exchange.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, Call Premium or fees or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., London time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date shall be deemed to have been received on the immediately following Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account for application in accordance with Section 2.13.  The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the immediately following Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.  If access by the Company, the Borrower or the Collateral Agent, as the case may be, to the foreign exchange market for the acquisition of Dollars and its transfer outside of Argentina is limited by virtue of any law, rule, regulation or interpretation by a Governmental Authority, any amount payable with respect to the Shares shall, upon instructions from the Administrative Agent, (i) be deposited into an account of the Collateral Agent maintained in Argentina or an account of any third party as instructed by the Collateral Agent and (ii) retained in such account until either (x) the Borrower can convert the amount on deposit in such account into free available Dollars through (A) the purchase and sale in accordance with the Central Bank of Argentina regulations of debt securities issued by the federal government of the Republic of Argentina denominated in Dollars or any other public or private bond or tradeable security quoted in any other foreign currency outside of Argentina or (B) any appropriate mechanism for the acquisition of Dollars in any exchange market or (y) a

Lender elects, in its sole discretion, to receive its pro rata portion (determined in accordance with the respective unpaid principal amounts of the Loans held by the Lenders) of such amount, in which case the Collateral Agent shall pay such amount to such Lender.  The payment of amounts to such account shall not constitute payment in respect of the Loans or other amounts payable hereunder until so converted to and paid in Dollars (in the case of the foregoing clause (x)) or as provided in the foregoing clause (y), but, in the case of the foregoing clause (y), only to the extent of an amount in Dollars that would result from the conversion of the Argentine Pesos received by such Lender at the rate of exchange which in accordance with normal banking procedures such Lender could purchase such Dollars in the City of New York, New York, or, if not available, the jurisdiction in which such Lender’s lending office is located on the Business Day immediately succeeding the date of its receipt of such amount (whether or not such Lender in fact exchanges such amount for Dollars on such succeeding date).  The Borrower shall be responsible for the costs (including any loss due to unfavorable exchange rates) and expenses related to the export of such securities or the proceeds from the sale of such securities from Argentina and the sale of such securities or such proceeds outside Argentina to obtain freely available Dollars, in such amounts and on such dates as will permit the making of payments due hereunder.

(b) Application of Insufficient Payments.  Unless otherwise provided herein, including Section 2.13, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest, Call Premium and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, Call Premium and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) the borrowing of the Loans on the Closing Date shall be made from the Lenders pro rata according to the amounts of their respective Commitments; (ii) each payment or prepayment by the Borrower of principal of the Loans, and each payment of Call Premium, shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iii) each payment by the Borrower of interest on the Loans shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest or Call Premium on its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest and Call Premium thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest and Call Premium on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day during the period from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate equal to the rate specified by the Administrative Agent as its cost of funding such amount for such period.

(f) Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.12. Establishment and Operation of Accounts.

(a) Establishment of Accounts.  On or prior to the Closing Date the Borrower shall have caused to be established with the applicable Account Bank the Cash Reserve Account, the Collateral Agent’s Account, the Borrower’s Account and the Borrower’s Administration Account.  Each Account shall be in the name of the Borrower and under the exclusive control of the Collateral Agent, and the Collateral Agent shall have the sole right of withdrawal as to each Account, except that prior to the acceleration of the Loans following the occurrence of an Event of Default, without prejudice to the right of the Collateral Agent to set off any amounts due to Collateral Agent, the Borrower may make withdrawals from the Borrower’s Account and the Borrower’s Administration Account on its own accord for purposes permitted hereby and the Collateral Agent shall have no responsibility or liability for such withdrawals and the Lenders and the Administrative Agent agree not to assert any claim against the Collateral Agent for such withdrawals.

(b) Treatment of Accounts.  Each Account and any funds from time to time on deposit therein will constitute part of the Collateral.  The Argentine Account and any funds from time to time on deposit therein will constitute the sole property of the Collateral Agent for the benefit of the Agents and the Lenders and shall be deemed to be part of the Collateral for all purposes under the Loan Documents.  No funds from time to time on deposit in any of the Accounts or in the Argentine Account shall constitute payment of any obligations secured by the Collateral until applied as hereinafter provided.

(c) Investment of Account Balances.  The cash balance standing to the credit of each Account shall be either, at the direction of the Administrative Agent (by written notice to the Collateral Agent), (i) held in such Account and bear interest at such rate, but only as the relevant Account Bank may have agreed to in writing, and specified (if any) or (ii) invested from time to time in such Cash Equivalents as the Administrative Agent shall determine in consultation with the relevant Account Bank (and shall so notify in writing the Collateral Agent who shall then so notify in writing the respective Account Bank), in consultation with the Borrower if no Event of Default has occurred and is continuing or otherwise in its sole discretion, which Cash Equivalents shall be credited to the respective Account.  Upon receipt of written instructions from the Administrative Agent, the Collateral Agent shall liquidate any Cash Equivalents acquired with funds from any Account and re-deposit the proceeds thereof to such Account to the extent necessary to make any transfers contemplated hereby from such Account.  The Collateral Agent shall not be liable with respect to any losses or investments, lost interest or, penalties resulting from investments or liquidations made at the written direction of the Administrative Agent.

(d) Cash Reserve Account.

(i) Deposits to Cash Reserve Account.  If on any Payment Date the aggregate amount of funds on deposit in the Cash Reserve Account is less than the sum of (x) the amount of interest that would be payable on the Loans on the next succeeding Payment Date plus (y) 1% of the aggregate principal amount of the Loans then outstanding (the “Required Cash Reserve Amount”), amounts shall be deposited in the Cash Reserve Account on such date in accordance with Section 2.13.  If funds on deposit in the Cash Reserve Account are used to pay interest and/or principal then due on the Loans and, as a result thereof, the aggregate amount of funds on deposit in the Cash Reserve Account is less than the Required Cash Reserve Amount, then the Borrower shall, if the funds in the Collateral Agent Account are insufficient for such purpose (and to pay all amounts payable under clauses (i) through (v) under Section 2.13(a)), within five Business Days deposit into the Cash Reserve Account additional funds sufficient to cause the aggregate amount of funds on deposit in the Cash Reserve Account to equal or exceed the Required Cash Reserve Amount; provided that until such time as the Cash Reserve Account has been fully funded with an amount equal to the Required Cash Reserve Amount, if immediately prior to the use of funds on deposit in the Cash Reserve Account to pay interest and/or principal then due on the Loan (the amount of such funds so used, the “Usage Amount”) the balance on deposit was less than the Required Cash Reserve Amount, the amount that the Borrower will be required to deposit into the Cash Reserve Account will equal the Usage Amount.

(ii) Withdrawals from Cash Reserve Account.  If on the second Business Day preceding any Payment Date the aggregate amount of funds expected to be on deposit in the Collateral Agent’s Account on such Payment Date is less than the aggregate amount of interest on or principal of the Loans payable on such Payment Date pursuant to Section 2.13(a)(i) and (ii), upon receipt of written instructions from the Administrative Agent, the Collateral Agent shall, on the Business Day prior to such Payment Date, cause to be transferred an amount equal to such shortfall from the Cash Reserve Account to the Collateral Agent’s Account.   If on the second Business Day preceding any Payment Date the aggregate amount of funds on deposit in the Cash Reserve Account is greater than the Required Cash Reserve Amount, upon receipt of written instructions from the Administrative Agent, the Collateral Agent shall, on the second Business Day prior to such Payment Date, cause to be transferred from the Cash Reserve Account to the Collateral Agent’s Account, for application pursuant to Section 2.04(b)(v), an amount equal to such excess.

(e) Collateral Agent’s Account.

(i) Deposits to Collateral Agent’s Account.  The Borrower shall cause to be deposited into the Collateral Agent’s Account from time to time (A) all payments received by the Borrower under the Interest Rate Cap Agreement, (B) all Specified Equity Contributions, (C) all Net Cash Proceeds received by the Borrower from a Disposition of Shares, (D) all Net Cash Proceeds received by the Borrower from any Debt Incurrence, (E) all Net Cash Proceeds received by the Borrower from any Equity Issuance, (F) all dividends paid and other cash distributions made, in each case from time to time, on American Depositary Shares representing Acquired Shares included in the Collateral, (G) all cash dividends and other cash distributions paid from time to time on Seller Excluded Shares, (H) all proceeds of the Loans not used on the Closing Date or deposited on the Closing Date in the Borrower’s Account (such amount, the “Unused Loan Amount”) and (I) all other amounts received by the Borrower from any source (except for (i) any proceeds excluded under clauses (A) through (H) above or received under, from or in any Santander Excluded Assets and (ii) the Expenses Equity Contribution).

(ii) Withdrawals from the Collateral Agent’s Account. The Collateral Agent shall cause the cash balance on deposit in the Collateral Agent’s Account to be disbursed from time to time in accordance with Section 2.13 at the direction of the Administrative Agent.

(f) Borrower’s Account.

(i) Deposits to Borrower’s Account.  On the Closing Date, a portion of the proceeds of the Loans, to the extent not used pursuant to Section 5.08(a), (b) or (c), but not in excess of $2,700,000, shall be deposited into the Borrower’s Account.  In addition, on each Payment Date and on the dates specified in Section 2.13(b), upon receipt of written instructions from the Administrative Agent, the Collateral Agent will cause amounts to be deposited into the Borrower’s Account as specified in Section 2.13(a) or (b), as applicable.  In addition, the proceeds of the Expenses Equity Contribution shall be deposited into the Borrower’s Account.

(ii) Withdrawals from Borrower’s Account.  Amounts representing Asset Taxes Reserved Amount deposited in the Borrower’s Account pursuant to Section 2.13(a) or (b) shall be used by the Borrower solely to pay Asset Taxes.  Amounts deposited in the Borrower’s Account pursuant to Section 2.13(a) or (b) in respect of Permitted Borrower Expenses shall be further transferred to the Borrower’s Administration Account and used by the Borrower solely to pay Permitted Borrower Expenses.  All other amounts deposited in the Borrower’s Account may be used for any purpose permitted by this Agreement and the other Transaction Documents and shall be transferred to the Collateral Agent’s Account on any date when amounts are due and payable under Section 2.13 but only to the extent amounts otherwise on deposit in the Collateral Agent’s Account are insufficient to make such payments in accordance with Section 2.13.  The proceeds of the Loans deposited in the Borrower’s Account on the Closing Date may be used by the Borrower in the amounts, and for the purposes, specified in Section 5.08(d) and (e) and shall, subject to delivery to the Administrative Agent of reasonable documentary evidence of such uses, be transferred to the Borrower’s Administration Account or paid as directed by the Borrower, by the Collateral Agent upon the receipt of written instructions from the Administrative Agent.  To the extent the amount deposited in the Borrower’s Account on the Closing Date has not theretofore been used for the purposes permitted by the preceding sentence (the amount not so used, the “Unused Expense Amount”), then on the second Business Day preceding the first Payment Date, upon the receipt of written instructions from the Administrative Agent, the Collateral Agent shall cause to be transferred from the Borrower’s Account to the Collateral Agent’s Account, for application pursuant to Section 2.04(b)(vi), an amount equal to the Unused Expense Amount.

(g) Argentine Account.  If any amount required pursuant to the Loan Documents to be deposited in any of the Accounts is required for any reason, including applicable law, to be deposited into an account maintained in Argentina, then when so notified in writing by the Administrative Agent (i) the Collateral Agent shall promptly cause to be established the Argentine Account, (ii) such deposit shall be made into the Argentine Account and (iii) as soon as possible after such deposit, upon receipt of written instructions from the Administrative Agent, the Collateral Agent shall transfer such amount to the applicable Account.

SECTION 2.13. Disbursements from Collateral Agent’s Account.

(a) Priority of Payments on Payment Dates.  Notwithstanding any other provision in this Agreement or any other Loan Document, but subject to paragraph (d) of this Section 2.13, on each Payment Date (or, in the case of any disbursement to the Administrative Agent’s Account, on the Business Day preceding each Payment Date, for application by the Administrative Agent on such Payment Date), upon receipt of written instructions from the Administrative Agent (including as to the amount payable pursuant to each of the following provisions), the Collateral Agent shall disburse amounts on deposit in the Collateral Agent’s Account at 5:00 pm New York time on the second Business Day preceding such Payment Date in accordance with the following priorities:

(i) to the Administrative Agent’s Account for application by the Administrative Agent to the pro rata payment of all interest then due and payable to the Lenders under the Loan Documents;

(ii) to the Administrative Agent’s Account for application by the Administrative Agent to the payment of the principal amount of the Loans then due and payable, other than as a result of a voluntary or mandatory prepayment;

(iii) to the Administrative Agent’s Account for application by the Administrative Agent to the payment of Taxes, fees, costs, expenses, indemnities and all other amounts (other than principal, accrued interest and Call Premium, if applicable, payable under paragraph (vii) of this Section) then due and payable by the Borrower under the Loan Documents;

(iv) to the Borrower’s Account in the amount of Permitted Borrower Expenses for the Measurement Period ended on such Payment Date, as notified by the Borrower to the Agents in writing not later than five Business Days prior to such Payment Date;

(v) to the Borrower’s Account in an amount equal to the excess, if any, of the Asset Taxes Reserved Amount for the Measurement Period ending on such Payment Date over the Asset Taxes Unused Amount for such Measurement Period;

(vi) to the Cash Reserve Account until the amount credited thereto equals the Required Cash Reserve Amount;

(vii) to the Administrative Agent’s Account for application by the Administrative Agent to the payment of the principal amount of the Loans then due and payable as a result of a voluntary or mandatory prepayment in accordance with a notice of prepayment given pursuant to Section 2.04(c), together with any accrued interest payable under Section 2.04(b) or as required by 2.04(c) and the Call Premium, if applicable;

(viii) to the Borrower’s Account in the amount of any dividends to be made by the Borrower as permitted by Section 6.06(b) or any prepayment, redemption or repurchase, or other payment in respect, of Indebtedness of the Borrower as permitted by Section 6.06(d); and

(ix) any remaining amounts for retention in the Collateral Agent’s Account.

(b) Mandatory Prepayments on Non-Payment Dates.  In the event that any Net Cash Proceeds from a Disposition of Shares, Debt Incurrence or Equity Issuance are deposited in the Collateral Agent’s Account, then, on the Business Day preceding the date of the required prepayment in accordance with the applicable notice of prepayment given pursuant to Section 2.04(c), if not a Payment Date, upon receipt of written instructions from the Administrative Agent,
(i) if such Net Cash Proceeds are received from a Disposition of Shares or a Debt Incurrence, the Collateral Agent shall disburse from amounts on deposit in the Collateral Agent’s Account an amount equal to 100% of such Net Cash Proceeds to the Administrative Agent’s Account for application by the Administrative Agent on the date of the required prepayment to the payment of the amounts then due and payable pursuant to Section 2.04(b)(ii) or (iii), as applicable, or

(ii)  (x) if such Net Cash Proceeds are received from any Equity Issuance that consists of (A) an Equity Issuance by the Borrower into the capital markets or (B) capital contributions to the Borrower from the proceeds of the issuance of equity securities of Holdings into the capital markets, the Collateral Agent shall disburse from amounts on deposit in the Collateral Agent’s Account an amount equal to 100% of such Net Cash Proceeds to the Administrative Agent’s Account for application by the Administrative Agent on the date of the required prepayment to the payment of the amounts then due and payable pursuant to Section 2.04(b)(iv) and (y)  if such Net Cash Proceeds are received from any other Equity Issuance, the Collateral Agent shall disburse from amounts on deposit in the Collateral Agent’s Account (A) an amount equal to 50% of such Net Cash Proceeds to the Administrative Agent’s Account for application by the Administrative Agent to the payment of the amounts then due and payable pursuant to Section 2.04(b)(iv) and (B) an amount equal to 50% of such Net Cash Proceeds to the Borrower’s Account.

In the event that any prepayment of principal of the Loans pursuant to Section 2.04(b)(i) is not made on a Payment Date, then on the Business Day preceding the date of the required prepayment in accordance with the applicable notice of prepayment given pursuant to Section 2.04(c), upon receipt of written instructions from the Administrative Agent, the Collateral Agent shall disburse from amounts on deposit in the Collateral Agent’s Account (A) an amount equal to the ECF Sweep Percentage of Excess Cash Flow for the relevant Measurement Period to the Administrative Agent’s Account for application by the Administrative Agent on the date of the required prepayment to the payment of the amounts then due and payable pursuant to Section 2.04(b)(i) and (B) the amount of any dividends to be made by the Borrower as permitted by Section 6.06(b) or any prepayment, redemption or repurchase of Indebtedness of the Borrower as permitted by Section 6.06(c) to the Borrower’s Account on the date of the required prepayment.

In connection with any such prepayment of Loans described in this paragraph (b), upon receipt of written instructions from the Administrative Agent, the Collateral Agent shall from time to time disburse amounts on deposit in the Collateral Agent’s Account to the Administrative Agent’s Account for application by the Administrative Agent to the payment of all amounts due under Section 2.09 then due and payable.

(c) Other Payments on Non-Payment Dates.  If any amounts are due and payable to an Agent or Lender hereunder or under the other Loan Documents (other than amounts specified in paragraph (b) above) on a day that is not a Payment Date, upon receipt of written instructions from the Administrative Agent, the Collateral Agent shall disburse amounts on deposit in the Collateral Agent’s Account to the Administrative Agent’s Account for application by the Administrative Agent to the payment of such amounts due and payable, pro rata to the parties entitled thereto.

(d) Payments Following Acceleration.  Anything herein to the contrary notwithstanding, upon the acceleration of the Loans following the occurrence of an Event of Default, upon receipt of written instructions from the Administrative Agent, the Collateral Agent shall cause the disbursement from time to time of amounts deposited in the Collateral Agent’s Account in accordance with the following priorities:

(i) to the Administrative Agent’s Account for application by the Administrative Agent to the payment to the Agents and the Lenders of their respective costs and expenses, if any, of collection, including out-of-pocket expenses of such Agent or Lender and fees and expenses of such Agent’s or Lender’s respective agents and counsel, and all expenses incurred and advances made by such Agent or Lender in connection therewith payable or reimbursable by the Borrower under the Loan Documents;

(ii) to the Administrative Agent’s Account for application by the Administrative Agent to the payment in full of the principal of and interest and Call Premium on the Loans, in each case pro rata in accordance with the respective amounts thereof, and all other amounts then due and payable under the Loan Documents; and

(iii) after the payment in full of the principal and interest on the Loans and all other amounts then due and payable under the Loan Documents, to the Borrower, or its successors or assigns, or as a court of competent jurisdiction may direct.

(e) Instructions Relating to Withdrawals and Disbursements.  The Administrative Agent shall notify the Collateral Agent in writing with sufficient advance notice of (which, unless the Collateral Agent shall otherwise agree, shall be at least two Business Days prior to) any withdrawal from or disbursement to any of the Accounts required to be made by the Collateral Agent.  Upon receipt of any such notice from the Administrative Agent, the Collateral Agent shall notify the Administrative Agent in writing of the amount on deposit in each of the Accounts on the date of such notice and the amount expected to be on deposit in each of the Accounts on the date notified by the Administrative Agent to the Collateral Agent for such withdrawal or disbursement, without giving effect to any withdrawals or disbursements to be made on such date.  The Administrative Agent shall promptly after receipt of such notice from the Collateral Agent instruct the Collateral Agent in writing in respect of the applicable amounts to be withdrawn and the respective Accounts to which such amounts shall be disbursed, provided that, with respect to any withdrawal from the Borrower’s Account or the Borrower’s Administration Account, the Borrower may provide such instruction to the Collateral Agent if the Administrative Agent shall not theretofore have notified the Collateral Agent in writing in accordance with Section 2.12(a) that the Borrower may not provide such instruction.  Notwithstanding the foregoing, the Collateral Agent shall have no duty to make any withdrawal or disbursement from any Account, and shall not be liable for failure to do so, unless and until the Collateral Agent shall have received written instructions or notification from the Administrative Agent or the Borrower, as applicable, with respect thereto.

SECTION 2.14. Replacement of Lenders.  If any Lender requests compensation under Section 2.08, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04(c)(iii)), all of its interests, rights and obligations under this Agreement and the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if such assignment occurs on or prior to the second anniversary of the Closing Date, an amount equal to the applicable Call Premium) and under the other Loan Documents (including any amounts under Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders, with respect to each of itself and Holdings, that:

SECTION 3.01. Organization; Powers.  Each of the Borrower and Holdings is duly organized and validly existing under the laws of its jurisdiction of organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in every jurisdiction where such qualification is required.  The Borrower is duly registered within the Commercial Registry of Madrid at tomo 25,433, folio 170, hoja M-458,196 and all the resolutions passed by its Shareholders’ General Meeting and/or Directors suitable for registration have been duly registered within the Commercial Registry.

SECTION 3.02. Authorization; Enforceability.  The Transactions are within the Borrower’s and Holdings’ respective power and authority and have been duly authorized by all necessary action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by it will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The choice of New York law to govern this Agreement and the Security Agreement is a legal, valid and binding choice of law under the laws of Spain and the courts in Spain would recognize and enforce such choice of New York law.  A judgment obtained in a New York court in respect of this Agreement and the Security Agreement will be recognized and enforced by the courts of Spain without re-examination of the merits.  Each of the Loan Documents to which the Borrower is a party is, and each promissory note when duly executed and delivered by the Borrower will be, in proper legal form under the law of Spain for the enforcement thereof against the Borrower under such law.  All formalities required in Spain and the United States for the validity and enforceability of each of the Loan Documents have been accomplished, and no taxes are required to be paid and no notarization is required, for the validity, enforceability and admissibility in evidence thereof.

SECTION 3.03. Governmental Approvals; No Conflicts.  All consents, approvals, registrations, filings and other actions required to enable the Borrower and Holdings to enter into, exercise their respective rights and comply with their respective obligations under each of the Transaction Documents to which the Borrower or Holdings, as applicable, is a party, have been obtained and are in full force and effect, except for (i) such as have been obtained or made and are in full force and effect, including the filing of form PE-1 with the Bank of Spain, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (iii)  filings with the Argentine securities commission and the Securities and Exchange Commission, (iv) prior to the Closing Date, approval of the Acquisition by the holder of the Company’s Class A shares, as required by the Company’s bylaws, and (v) registrations after the Closing Date required pursuant to the second sentence of Section 5.04, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of either the Borrower or Holdings or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon either the Borrower or Holdings or their respective assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents and Permitted Excluded Shares Liens, will not result in the creation or imposition of any Lien on any asset of either the Borrower or Holdings.

SECTION 3.04. No Material Adverse Change.  Since December 31, 2010, no event, change or condition has occurred that has resulted or could reasonably be expected to result in a material adverse effect on the ability of the Borrower or Holdings to perform any of their respective obligations under this Agreement or any of the other Loan Documents to which it is a party.

SECTION 3.05. Properties.  The Borrower owns no real property or any interest therein.  Upon consummation of the Acquisition, the Borrower will have good title to the Acquired Shares, and the Borrower has good title to all its other personal property material to its business, in each case subject only to the Liens created pursuant to the Security Documents and Permitted Excluded Shares Liens.  Holdings has good title to the shares of common stock of the Borrower subject only to the Liens created pursuant to the Security Documents.

SECTION 3.06. Litigation.  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority, or governmental investigations known to the Borrower, now pending against or, to the knowledge of the Borrower, threatened against either the Borrower or Holdings (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

SECTION 3.07. Compliance with Laws.  The Borrower is in compliance with all laws (including environmental laws) applicable to the Borrower, regulations and orders of any Governmental Authority applicable to it or its property, except for any such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower is not a Sanctioned Person or engaged in business with any Sanctioned Person.  The Loans are in compliance with Regulations U and X of the Board.  On the Closing Date, the outstanding principal amount of the Loans will not exceed the Maximum Loan Value (as defined in Regulation U of the Board) of the Collateral.  For the avoidance of doubt, the Borrower makes no representation with respect to the Company.

SECTION 3.08. Compliance with Agreements; No Default.  Each of the Borrower and Holdings is in compliance with all indentures, agreements and other instruments binding upon it or its property, except for any such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.09. Investment Company Status.  Assuming that (i) each Lender that is a U.S. Person is a “qualified purchaser” (“Qualified Purchaser”) within the meaning of Section 2(a)(51) of the Investment Company Act and (ii) any assignee of or holder of any participation in the Loans that is a U.S. Person will be a Qualified Purchaser, neither the Borrower nor Holdings is, or will be after such assignment or participation, required to register as an “investment company” as defined in the Investment Company Act.

SECTION 3.10. Taxes.  The Borrower has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (x) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves to the extent required by GAAP or (y) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.  There is no income, stamp or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by Spain or Argentina (or any province, municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such tax, levy, assessment, impost, deduction, charge or withholding) either (i) on or by virtue of the execution or delivery of the Loan Documents (except for any stamp tax payable upon the execution and delivery of the Borrower Pledge Agreement)  or (ii) on any payment to be made by the Borrower to the Lenders or Agents pursuant to the Loan Documents, other than any such tax, levy, assessment, impost, deduction, charge or withholding imposed on any Person as a result of such Person being organized under the laws of Spain or by virtue of its having a permanent establishment in Spain to which income under this Agreement and the promissory notes is attributable or its applicable lending office being located in Spain, except, with respect to both clauses (i) and (ii), for withholding tax on payments of interest to Lenders that are not Eligible Lenders or any tax that the Borrower is required to pay or reimburse in full under this Agreement or any of the other Loan Documents.

SECTION 3.11. Disclosure.  The Borrower has disclosed to the Lenders (a) all agreements, instruments and corporate or other restrictions to which it is subject and (b) all other matters known to it that, in the case of both clauses (a) and (b) above, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the reports, financial statements, certificates or other information posted prior to the date hereof to the electronic data domain maintained by the Arrangers in connection with the Transactions (as modified or supplemented by other information so posted and, in any case, to the Borrower’s knowledge with respect to any such information relating to the Company, it being understood that two copies of all such information shall on the date hereof be printed and initialed, and one such copy will thereafter be kept, by each of the Administrative Agent and the Borrower) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.12. Security Interests; Liens.  The Security Documents provide the Collateral Agent for the benefit of each Agent and the Lenders with effective, valid, legally binding and enforceable first priority Liens on all of the Collateral.  The Collateral Agent’s security interests described above will be, as of the Closing Date (and, with respect to all subsequently acquired Collateral, will be when so acquired) superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien, assignment or otherwise.  Other than the Liens created pursuant to the Security Documents and the Permitted Excluded Shares Liens, no Lien exists on any property of the Borrower.  Other than the Liens created pursuant to the Security Documents, no Lien exists on the shares of common stock of the Borrower.

SECTION 3.13. Capitalization.  The share capital of the Borrower consists of an aggregate of 660 shares of common stock with a par value of 100 Euros per share, each of which shares is fully paid and nonassessable.  The share capital of the Borrower is fully registered in the Commercial Registry of Madrid.  As of the date hereof all of such issued and outstanding shares of common stock of the Borrower are owned beneficially and of record by Holdings.  As of the date hereof, (x) there are no outstanding Equity Rights with respect to the Borrower and (y) there are no outstanding obligations of the Borrower to repurchase, redeem, or otherwise acquire any shares of capital stock of the Borrower nor are there any outstanding obligations of the Borrower to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower.

SECTION 3.14. Subsidiaries and Investments.

(a) Subsidiaries.  The Borrower has no Subsidiaries.

(b) Investments.  The Borrower has no Investments other than the Accounts, the Interest Rate Cap Agreement, the Acquired Shares, the Santander Excluded Assets and Cash Equivalents.

SECTION 3.15. Solvency.  As of the date hereof, after giving effect on a pro forma basis to the extensions of credit hereunder and to the other Transactions, (i) the aggregate value of all properties of the Borrower at their present fair saleable value exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Borrower, (ii) the Borrower will not have unreasonably small capital with which to conduct its business operations as heretofore conducted and (iii) the Borrower is not affected by any event of dissolution (causa de disolución) established in articles 360, 361 and 363 of the Spanish Capital Companies Act (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el Texto Refundido de la Ley de Sociedades de Capital), and it is not reasonably foreseeable that it will be affected by any of this events of dissolution during the term of this Agreement.

ARTICLE IV

CONDITIONS

The obligation of each Lender to make its Loan hereunder shall become effective on the Closing Date, subject to the satisfaction of the following conditions precedent and the receipt by the Administrative Agent and/or the Collateral Agent of each of the following documents, each of which documents, to the extent that a form therefor is not attached hereto as an Exhibit, shall be satisfactory to the Administrative Agent and the Arrangers in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a) This Agreement.  From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Option Agreement.  Documentary evidence that (i) the rights and obligations of the Eskenazis under the Option Agreement shall have been assigned to the Borrower and (ii) no provision of the Option Agreement shall have been modified or waived in a manner adverse to the Lenders, without, in each case, the prior written consent of the Arrangers.

(c) Purchase Agreement.  From each party thereto either (i) a counterpart of the Purchase Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to the Purchase Agreement) that such party has signed a counterpart of the Purchase Agreement.

(d) Shareholders Agreement.  Documentary evidence that (i) the Borrower shall have become a party to the Shareholders Agreement, (ii) no economic provision of the Shareholders Agreement shall have been modified or waived without the prior written consent of the Arrangers, and (iii) no other provision of the Shareholders Agreement shall be modified or waived in a manner adverse to the Lenders, without, in each case, the prior written consent of the Arrangers.

(e) Registration Rights Agreement.  Documentary evidence that (i) a shelf registration statement with respect to the Acquired Shares shall have been filed with the U.S. Securities and Exchange Commission and shall be in full force and effect, (ii) the rights of the Eskenazis and of Petersen Energía, S.A. under the Registration Rights Agreement shall have been assigned to the Borrower, (iii) the Administrative Agent and the Collateral Agent shall have become parties to the Registration Rights Agreement as the “Option Administrative Agent” and the “Option Collateral Agent” respectively, thereunder by a joinder agreement in the form of Exhibit B thereto and (iv) no provision of the Registration Rights Agreement shall have been modified or waived in a manner adverse to the Lenders, without, in each case, the prior written consent of the Arrangers.

(f) Subordinated Seller Loan Agreement. From each party thereto either (i) the Subordinated Seller Loan Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to the Subordinated Seller Loan Agreement) that such party has signed a counterpart of the Subordinated Seller Loan Agreement.  All conditions precedent to the effectiveness of the Subordinated Seller Loan Agreement (other than the making of the Loans hereunder) shall have been (or shall contemporaneously be) satisfied.

(g) Intercreditor Agreement.  From each party thereto either (i) a counterpart of the Intercreditor Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to the Intercreditor Agreement) that such party has signed a counterpart of the Intercreditor Agreement.

(h) Acquisition.  The Acquisition shall be consummated (i) simultaneously with the closing hereunder for a purchase price not in excess of $1,304,032,4881 and (ii) otherwise in accordance with applicable law and the terms of the Option Agreement and the Purchase Agreement.

(i) Opinions of Counsel to the Borrower and Holdings on the Closing Date:  the following written opinions (addressed to the Agents and the Lenders and dated the Closing Date) from (i) Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel to the Borrower, in the form of Exhibit H-1, (ii) Garrigues, Abogados y Asesores Tributarios, Spanish counsel to the Borrower, in the form of Exhibit H-2, (iii)  Brons & Salas, Argentine counsel to the Borrower, in the form of Exhibit H-3, (iv) Garrigues, Abogados y Asesores Tributarios, Spanish counsel to Holdings, in the form of Exhibit H-4, (v) Davis Polk & Wardwell, U.S. counsel to the Company, in the form of Exhibit H-5 and (vi) the general counsel of the Company, in the form of Exhibit H-6.

(j) Corporate Documents.  Such documents and certificates as the Administrative Agent or its counsel or the Collateral Agent may reasonably request relating to the organization, existence of the Borrower and Holdings, the authorization of the Transactions and incumbency of officers, including without limitation corporate documents, evidence of authority and officers’ and public officials’ certifications.

_____________________________
1 Per Petersen: Estimated price of shares.

(k) Federal Reserve Forms.  For each Lender, a Form FR U-1 or FR G-3, as applicable, duly completed and executed by the Borrower.

(l) Officer’s Certificate.  A certificate, dated the Closing Date and signed by a Senior Officer of the Borrower, confirming compliance with the conditions set forth in clauses (b)(ii), (d)(ii), (d)(iii), (e)(iv), (cc) and (dd) of this Article IV.

(m) Security Documents and Accounts.  The Holdings Pledge Agreement, the irrevocable power of attorney provided for in the Holdings Pledge Agreement, the Pledge of Accounts, the Pledge of Contracts, the Security Agreement and the Account Security Agreement, duly executed and delivered by the Borrower and, in the case of the Holdings Pledge Agreement, Holdings, and the Collateral Agent and (i) in the case of the Pledge of Contracts, Repsol YPF, S.A. and (ii) in the case of each Spanish Security Document, each Lender.  Each of the Accounts shall have been established with the applicable Account Bank and an Account Control Agreement with respect to each of the Borrower’s Account, the Cash Reserve Account and the Collateral Agent’s Account shall have been executed and delivered by the Borrower, the Collateral Agent and the applicable Account Bank.  In addition, the Borrower shall have (A) included in the Collateral 36,283,105 Acquired Shares, (B) delivered to the Collateral Agent in New York the certificates representing such Acquired Shares indorsed to the Collateral Agent or in blank by an effective indorsement, (C) filed, or made arrangements for filing, with the Recorder of Deeds of the District of Columbia a UCC-1 financing statement covering all assets of the Borrower other than the Seller Excluded Shares and the Santander Excluded Assets and (D) taken such other action in the relevant jurisdiction or jurisdictions as is required under applicable law (including as either Agent shall have reasonably requested) in order to perfect the security interests created pursuant to the Security Documents.  The Acquired Shares shall be represented by physically certificated American Depositary Receipts or American Depositary Shares.  The Collateral Agent shall have a first-priority perfected security interest in the Collateral (free and clear of all Liens) and shall have received from the Depositary (as defined in the Security Agreement) an irrevocable written undertaking, in the form of Exhibit O, to pay dividends on the Acquired Shares directly to the Collateral Agent’s Account.

(n) Process Agent Acceptance.  A Process Agent Acceptance in respect of the Borrower, duly executed and delivered by the Process Agent.

(o) Notice of Borrowing.  A notice of borrowing substantially in the form of Exhibit J executed by the Borrower and delivered to the Administrative Agent not later than 10:00 a.m., London time, at least three (3) Business Days before the Closing Date.

(p) No Dividends by the Company.  The Company shall not have paid any dividend or made any other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company, or made any payment of any other type that would constitute a “Restricted Payment” if a payment of such type had been made by the Borrower in respect of the Borrower’s shares of capital stock, in each case after April 1, 2011 and on or prior to the Closing Date, other than the May 2011 Dividend.

(q) Outstanding Indebtedness and Capital Stock.  A certificate, dated the Closing Date and signed by a Senior Officer of the Borrower, to the effect that, after giving effect to the Transactions and the other transactions contemplated herein (i)  the Borrower shall have outstanding no Indebtedness or capital stock other than (w) the Loan hereunder, (x) Indebtedness under the Subordinated Seller Loan Agreement, (y) Indebtedness under the Santander Facility and (z) the common stock pledged to the Collateral Agent and (ii) Holdings shall have outstanding no Indebtedness other than Permitted Holdings Indebtedness.

(r) Financial Statements of the Company and the Borrower.  (i) Unaudited consolidated and (to the extent available) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company, to the extent published, for (x) each fiscal quarter ended after December 31, 2010 and before the Closing Date and (y) each fiscal month after the most recent fiscal quarter for which financial statements were received by the Administrative Agent as described in clause (i) above and ended 30 days before the Closing Date, in each case prepared in accordance with generally accepted accounting principles in Argentina and (ii) an unaudited balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower for the fiscal quarter ended March 31, 2011 prepared in accordance with generally accepted accounting principles in Spain.

(s) Pro Forma Financial Statements of the Borrower.  A pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on March 31, 2011, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(t) Número de Operación Financiera.  A certificate, dated the Closing Date and signed by a Senior Officer of the Borrower, in respect of and attaching a copy of the documentation received by the Borrower in connection with its receipt of a Número de Operación Financiera (NOF) from the Bank of Spain.

(u) No Litigation.  A certificate, dated the Closing Date and signed by a Senior Officer of the Borrower, to the effect that there shall be no litigation, governmental, administrative or judicial action, actual or, to the knowledge of the Borrower, threatened, or governmental investigation known to the Borrower, which is reasonably likely to be adversely determined and, if so determined, is reasonably likely to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

(v) Certain Regulatory Matters.  At least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(w) SEC Filings.  Neither the Company’s Form 20-F for the year ended December 31, 2010 nor any of the Company’s Forms 6-K filed thereafter shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and no Form 6-K shall be required to be filed with the Securities and Exchange Commission as of the Closing Date that has not then been so filed.

(x) No Company MAC.  Except as disclosed in the Company’s Form 20-F for the year ended December 31, 2010 and the Company’s Forms 6-K filed thereafter and prior to April 1, 2011, there shall not have occurred any event, change or condition since December 31, 2010 that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the reserves, refineries, distribution operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, but excluding any material adverse effect that arises solely from (i) the general economic or political climate in Argentina (other than as a result of a change in the Argentine hydrocarbon pricing regime or from any nationalization or expropriation of, or revocation of any concession relating to, oil and gas assets in Argentina by any national or provincial Governmental Authority (or the commencement of any legal process seeking any such nationalization, expropriation or revocation)) or (ii) the Argentine export tax promulgated pursuant to Resolution No. 394/2007, as amended, of the Argentine Ministry of Economy.

(y) No Regulatory MAC.  There shall not have occurred (i) any material adverse changes in the Argentine hydrocarbon pricing regime or (ii) any nationalization or expropriation of, or revocation of any concession relating to, oil and gas assets in Argentina by any national or provincial Governmental Authority (or the commencement of any legal process seeking any such nationalization, expropriation or revocation).

(z) Commitment Letter and Fee Letters.  The Borrower shall have complied in all material respects with the terms of the Commitment Letter and the Fee Letters and shall have paid all fees and expenses which it is required to pay pursuant to the Loan Documents.

(aa) Santander Facility. Written consents and waivers required under the documentation governing the Santander Facility to enable the Borrower to execute, deliver and perform the Loan Documents without resulting in a breach of the documentation governing the Santander Facility.

(bb) Class A Shareholder Approval.  Written approval of the Acquisition by the holder of the Company’s Class A shares, as required by the Company’s bylaws.

(cc) True Representations and Warranties.  The representations and warranties of the Borrower set forth in this Agreement and of each of the Borrower and Holdings set forth in each of the other Loan Documents to which it is a party shall be true and correct on and as of the Closing Date (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date).

(dd) No Default.  At the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing.

(ee) Notarization. This Agreement, the Intercreditor Agreement, the Holdings Pledge Agreement, the Pledge of Accounts and the Pledge of Contracts shall have been notarized before a Spanish Notary Public.

Notwithstanding the foregoing, the obligations of the Lenders to make their respective Loans shall not become effective unless the Closing Date shall have occurred at or prior to 11:00 a.m., London time, on June 2, 2011  The Administrative Agent shall notify in writing the Borrower and the Lenders of the Closing Date, including the satisfaction or waiver of the conditions set forth above, and such notice shall be conclusive and binding.  Each of the Lenders hereby agrees that the Administrative Agent may assume (solely for its benefit) that (i) the conditions set forth in clauses (h), (p), (v), (w), (x), (y), (z) (with respect to the Commitment Letter only), (cc) and (dd)) have been satisfied unless an Arranger or such Lender shall have delivered to the Administrative Agent not later than 9:00 a.m., London time, on the Closing Date, written notice that one or more of such conditions has not been satisfied and (ii) each Arranger is satisfied with the form and substance of each of the documents referred to above unless such Arranger shall have delivered to the Administrative Agent not later than 9:00 a.m., London time, on the Closing Date, written notice that it is not satisfied with any matter covered by such provisions.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, the audited balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized international standing (without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Senior Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Senior Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements of the Borrower as at the end of and for the prior fiscal year and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) (i) prior to the later to occur of the Qualifying Free Float Date and the last day of the 18-month period following the Closing Date, concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a calculation of the Collateral Coverage Ratio as of the last day of the relevant fiscal quarter or fiscal year and (ii) on or following the later to occur of the Qualifying Free Float Date and the last day of the 18-month period following the Closing Date, unless the Borrower has delivered a notice of the occurrence of Default under Section 6.10 with respect thereto, by not later than the 6th Business Day after the last day of each month, a certificate of a Senior Officer of the Borrower in the form of Exhibit L;

(e) promptly following any request therefor by either Agent or any Lender (through the Administrative Agent), all information in respect of the Borrower required under applicable “know your customer” and anti-money laundering rules and regulations;

(f) all information that the Company is required to file with any Governmental Authority (including the Securities and Exchange Commission) pursuant to the securities laws of any jurisdiction, not later than five Business Days after such information is required to be so filed;

(g) if the Company ceases to be a reporting company under the Securities Exchange Act of 1934, as amended, all information relating to the Company that would be required to be filed with the Securities and Exchange Commission pursuant to such Act, such information to be provided not later than five Business Days after such information would be required to be filed under such Act;

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower (not including any information in respect of the Company) or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

SECTION 5.02. Notices of Material Events.  The Borrower will furnish to the Administrative Agent, the Collateral Agent and each Lender written notice of the following:

(a) the occurrence of any Default; and

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (i) against the Borrower, Holdings or any of their respective assets that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) known to the Borrower that, if adversely determined, could reasonably be expected to result in an adverse effect on the rights or remedies of either Agent or any Lender in respect of any of the Collateral under the Loan Documents.

Each notice delivered under this Section shall be accompanied by a statement of a Senior Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Rating of Loans.  The Borrower shall use commercially reasonable efforts to obtain and maintain ratings with respect to the Indebtedness of the Borrower under this Agreement from each of Moody’s and Fitch (for so long as Moody’s and Fitch are in the business of rating loans and securities of a type similar to the Loans, it being understood that if either Moody’s or Fitch shall discontinue such business, Moody’s or Fitch, as applicable, shall be replaced with an alternative service, if available, reasonably satisfactory to the Administrative Agent and the Borrower) to be available at all times until the Maturity Date (it being understood that there shall be no requirement to maintain a minimum rating).

SECTION 5.04. Existence; Preservation of Rights; Conduct of Business.  The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, registrations, privileges and franchises material to the conduct of its business and the performance of its obligations pursuant to the Loan Documents to which it is a party.  Without limiting the foregoing, in the event that the Borrower ceases to hold the Shares owned by it in the form of American Depositary Shares or as required by applicable law, the Borrower shall be registered, and thereafter maintain such registration, with the Public Registry of Commerce of the City of Buenos Aires under Section 123 of Law 19,550, as amended, for purposes of acting as a shareholder of an Argentine company.

SECTION 5.05. Payment of Obligations.  The Borrower will pay its obligations, including tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto if required by and in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Books and Records; Inspection Rights.  The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, reasonable access to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws.  The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds.  The proceeds of the Loans will be applied to (a) pay the purchase price of the Acquisition pursuant to the Option Agreement and the Purchase Agreement (up to the amount of $678,100,000), (b) fees owing by the Borrower with respect to the Transactions (up to the amounts specified in the Fee Letter), (c) legal expenses owing by the Borrower and Holdings with respect to the Transactions (including counsel to the Borrower, Holdings, the Lenders and the Agents) (up to the amount of $2,000,000), (d) the initial upfront payment to acquire the Interest Rate Cap (up to the amount of $1,000,000) and/or (e) other expenses related with the Transactions and expenses falling within paragraph (i) of the definition of Permitted Borrower Expenses (up to the amount of $1,700,000), provided that up to $1,200,000 of amounts under clause (e) of this Section may also be applied for the purposes indicated in clause (a), (b), (c) or (d) of this Section (but solely for those purposes and no others).

SECTION 5.09. Hedging Arrangements.  The Borrower will, not later than 30 Business Days after the Closing Date, enter into, and will thereafter not terminate, an interest rate cap agreement relating to interest payments due after the Payment Date falling on or nearest to November 15, 2011 reasonably satisfactory to the Initial Banks with respect to at least 50% of the Borrower’s long-term floating-rate cash-pay Indebtedness, which agreement requires no payments by the Borrower thereunder other than an initial upfront payment (the “Interest Rate Cap Agreement”).

SECTION 5.10. Further Assurances; Release of Acquired Shares from the Collateral

(a) The Borrower will take such action from time to time (including executing and delivering such assignments, security agreements, account control agreements and other instruments) as is required under applicable law (including as shall be reasonably requested by either Agent) to create, in favor of the Collateral Agent for the benefit of each Agent and the Lenders, perfected security interests and Liens in all of the property of the Borrower, other than the Seller Excluded Shares and the Santander Excluded Assets, as collateral security for its obligations hereunder, provided that (x) if, after the Closing Date, (i) the Annual Collateral Coverage Ratio for any fiscal year of the Company, as calculated by the Borrower in reasonable detail and certified by the Borrower and delivered to the Agents, is greater than the Release Ratio Level with respect to such fiscal year, (ii) no Default shall have occurred and be continuing or would result therefrom and (iii) no material breach by the Seller of its obligations under the Shareholders Agreement shall have occurred and be continuing, then, promptly after the sixth Business Day after the Company has made publicly available its audited annual financial statements for such fiscal year, upon written instruction from the Administrative Agent to the Collateral Agent (which shall specify the number of Acquired Shares to be released), Acquired Shares will be released from the Collateral pursuant to Section 4.13 of the Security Agreement and used to secure the Indebtedness of the Borrower under the Subordinated Seller Loan Agreement in a number not exceeding the number which, after giving effect to such release, would cause the Annual Collateral Coverage Ratio for such fiscal year to be equal to the Release Ratio Level with respect to such fiscal year, and (y) when all principal of and interest on the Loans, any applicable Call Premium and all other amounts payable under the Loan Documents shall have been paid in full and the Commitments of the Lenders hereunder shall have expired or been terminated, the Administrative Agent shall instruct the Collateral Agent in writing to forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Borrower, and also to, at the expense of the Borrower, execute and deliver to the Borrower such documentation as shall be prepared by and be reasonably requested by the Borrower to effect the release of the Liens on the Collateral created pursuant to the Security Documents.

Notwithstanding the foregoing, no Acquired Shares shall be released from the Collateral if and to the extent that such release would (i) cause the outstanding principal amount of the Loans to exceed the Maximum Loan Value of the Collateral or (ii) increase the amount by which the outstanding principal amount of the Loans exceeds the Maximum Loan Value of the Collateral.  For the purpose of this Section 5.10(a), “Maximum Loan Value” shall have the meaning set forth in Regulation U of the Board (based whenever quotations are available for the Acquired Shares, on a “current market value” for the Acquired Shares determined under clause (1)(i) of the definition of “current market value” in Regulation U of the Board unless, after the date hereof, there is a modification in such regulation or an official interpretation thereof by the Board or its staff that would cause the release of Acquired Shares in the manner contemplated in this Section 5.10(a) based on a determination of “current market value” under that clause to result in a violation of Regulation U of the Board).

(b) The Borrower will not waive (whether in writing or otherwise) any of its rights or remedies under the Option Agreement or the Purchase Agreement, and any monies recovered in any action or proceeding related to any enforcement thereof shall be deposited in an account specified by the Administrative Agent.

(c) (i)           The Borrower shall take all measures, perform all actions, grant all documents, obtain all official or private seals, approvals, authorizations, stamps or others and grant all documents necessary to ensure that this Agreement (including any amendment, restatement, novation or related document) and/or any other Loan Document (including any amendment, restatement, novation or related document) are raised in Spain to the status of Public Documents (elevación a escritura pública o póliza) in compliance with Spanish law requirements on or before 5 Business Day after the date on which either Agent makes a request to the Borrower,

(ii) the Borrower acknowledges that the escritura pública will expressly state that the Collateral Agent and/or any Lender is entitled to claim all amounts outstanding under the Loan Documents following any non-payment of principal by the Borrower.  This does not prejudice the exercise of any other right or remedy of the Collateral Agent and/or any Lender,

(iii) any Person that assumes any obligation, responsibility or undertaking in the future under this Agreement shall be obliged by this paragraph (c), and

(d) the Borrower hereby expressly authorizes the Collateral Agent and any local Collateral Agent or designee of the Collateral Agent or of the local Collateral Agent (and each Lender, as appropriate) to request and obtain copies (copias con carácter ejecutivo) issued by the Notary Public who has raised this Agreement or any other Loan Document into the status of a Spanish public document for the purpose of Article 517 of the Civil Procedural Law (Law 1/2000 of 7 January) (Ley de Enjuiciamiento Civil).  The cost of such copies issued will be for the account of the Borrower.

(e) if this Agreement or any other Loan Document is raised in Spain to public documents status in accordance with paragraph (c) above, for the purpose of Article 571 et seq. of the Civil Procedural Law, then:

(i) the amount due and payable under this Agreement and/or any Loan Documents that may be claimed in any executive proceedings will be contained in a certificate supplied by either Agent and/or a Lender and will be based on the accounts maintained by the applicable Agent and/or such Lender in connection with this Agreement and,

(ii) either Agent may (at the cost of the Borrower) have the certificate notarized,

(iii) the Collateral Agent or any local Collateral Agent or designee of the Collateral Agent as local Collateral Agent may start executive proceedings by presenting to the relevant court (x) an original notarial copy of this Agreement or any other Loan Documents, as applicable, and (y) a notarial document (acta notarial) incorporating the certificate of the applicable Agent or Lender referred to in subparagraph (i) above; provided that the Borrower must be notified of the details of such certificate at least 5 days before the start of the executive proceedings.

ARTICLE VI

NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness.  The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness outstanding under the Subordinated Seller Loan Agreement;

(c) The Interest Rate Cap Agreement;

(d) Indebtedness outstanding under any Permitted Subordinated Debt; and

(e) Indebtedness outstanding under the Santander Facility and any refinancing thereof that (i) is in a principal amount not greater than the amount of the Indebtedness refinanced, (ii) matures no earlier than the Indebtedness refinanced and (iii) has a weighted average life no shorter than the Indebtedness refinanced.

SECTION 6.02. Liens.  The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to the Security Documents;

(b) Permitted Encumbrances;

(c) Permitted Excluded Shares Liens, but, in the case of  Liens on the Seller Excluded Shares, only if all cash dividends and other cash distributions in respect of the Seller Excluded Shares are deposited in the Collateral Agent’s Account (other than any distribution resulting of a sale or transfer upon foreclosure of Seller Excluded Shares); and

(d) Liens on the Santander Excluded Assets that secure Indebtedness referred to in Section 6.01(e).

SECTION 6.03. Fundamental Changes; Dispositions.  The Borrower will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself, or voluntarily commence any proceedings described in Article VII(l)(i).  The Borrower will not acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except as permitted by Section 6.05.  The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired, except for (a) a Disposition of Shares included in the Collateral for cash or Cash Equivalents, in each case to be paid to the Borrower at the time of such Disposition of Shares, provided that (i) the proceeds thereof are applied to prepay the Loans pursuant to Section 2.04(b)(ii) and (ii) after giving effect to any such Disposition of Shares included in the Collateral, the Collateral Coverage Ratio is greater than or equal to 1.75 to 1 prior to the first anniversary of the Closing Date and 2.00 to 1 thereafter and the Borrower shall have provided, prior to the date of such Disposition of Shares, evidence in reasonable detail to each Agent that the condition in this clause (ii) will be satisfied on such date and/or (b) any disposition of Santander Excluded Assets, either in compliance with or pursuant to the Santander Facility or after the Santander Facility has been fully repaid or terminated.

SECTION 6.04. Lines of Business.  The Borrower will not engage in any business other than its ownership of the Shares, its consummation of the Transactions and activities and liabilities incidental thereto.

SECTION 6.05. Subsidiaries and Investments.  The Borrower will not acquire or establish any Subsidiaries and, without limiting the foregoing, the Borrower will not make or permit to remain outstanding any Investments except:

(a) the Accounts;

(b) Cash Equivalents;

(c) the Interest Rate Cap Agreement;

(d) the Acquired Shares; and

(e) the Santander Excluded Assets.

SECTION 6.06. Restricted Payments.  The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) subject to the delivery by the Borrower to the Agents of reasonable documentary evidence thereof (and without duplication of any Asset Taxes paid pursuant to Section 6.07(c) or Permitted Borrower Expenses pursuant to Section 6.07(d)), (i) any Restricted Payments made for the purpose of allowing the direct and indirect shareholders of Holdings to pay Asset Taxes and (ii) any Restricted Payment made for the purpose of allowing Holdings to pay Permitted Borrower Expenses;

(b) the payment of dividends in any fiscal year of the Borrower in an aggregate amount not exceeding the lesser of $9,550,000 and the aggregate amount of the portions of Excess Cash Flow for such fiscal year not required to be used to prepay the Loans pursuant Section 2.04(b)(i) (as such aggregate amount may be reduced on a Dollar-for-Dollar basis by the amount of prepayments, redemptions or repurchases, and other payments in respect, of Indebtedness of the Borrower under the Subordinated Seller Loan Agreement made pursuant to paragraph (d) below), provided that (i) no Default shall have occurred and be continuing or would result therefrom and (ii) no such dividend payment shall be permitted from any such portion of Excess Cash Flow for any Measurement Period until after the mandatory prepayment required pursuant to Section 2.04(b)(i) to be made for such Measurement Period shall have been made;

(c) the payment of dividends or distributions with the proceeds of amounts received by the Borrower in respect of the Santander Excluded Assets; and

(d) prepayments, redemptions or repurchases, and other payments in respect, of Indebtedness of the Borrower under the Subordinated Seller Loan Agreement or any Permitted Subordinated Debt made with the amounts otherwise permitted to be used for the payment of dividends pursuant to paragraph (b) above, provided that, upon any such prepayment, redemption or repurchase made pursuant to this paragraph (d), the amount otherwise available for the payment of dividends under paragraph (b) above shall be reduced on a Dollar-for-Dollar basis.

SECTION 6.07. Transactions with Affiliates.  The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions duly incurred and documented and in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be reasonably obtained on an arm’s-length basis from unrelated third parties, provided that the aggregate amount of payments to be made by the Borrower with respect to all such transactions shall not exceed $166,667 per fiscal year of the Borrower;

(b) the incurrence of Permitted Subordinated Debt;

(c) subject to the delivery by the Borrower to the Agents of reasonable documentary evidence thereof (and without duplication of any Restricted Payments made pursuant to Section 6.06(a)(i)), the payment of Asset Taxes on behalf of the direct and indirect shareholders of Holdings;

(d) subject to the delivery by the Borrower to the Agents of reasonable documentary evidence thereof (to the extent documentary evidence has not been delivered pursuant to Section 2.12(f)(ii) (and without duplication of any Restricted Payments made pursuant to Section 6.06(a)(ii)), the payment of Permitted Borrower Expenses; and

(e) the payment of dividends otherwise permitted hereunder.

SECTION 6.08. Termination or Modification of Certain Documents.  The Borrower will not terminate or modify (whether in writing or otherwise) the economic terms of, or modify (whether in writing or otherwise) in a manner that is adverse to the Lenders, any documentation governing the Indebtedness of the Borrower under the Subordinated Seller Loan Agreement or any Permitted Subordinated Debt or the Registration Rights Agreement without in each case the prior written consent of the Required Lenders or (in the case of any termination or modification of the Registration Rights Agreement) the Supermajority Lenders.  The Borrower will not terminate or modify (whether in writing or otherwise) the economic terms of, or modify (whether in writing or otherwise) in a manner that is materially adverse to the Lenders, the Shareholders Agreement (it being agreed that any modification to the Shareholders Agreement that modifies the provisions thereof relating to dividend payments by the Company shall be deemed to be materially adverse to the Lenders) or any organizational document of the Borrower (including any change (whether agreed or deemed pursuant to applicable law) of domicile), without in each case the prior written consent of the Required Lenders; provided, that with respect to any one or more dividend payments by the Company, the parties to the Shareholders Agreement may waive compliance with the requirements of Section 7.3 of the Shareholders Agreement so long as the Company pays dividends on the Acquired Shares to the Borrower in an amount not less than 110% of all payments scheduled to be made by the Borrower pursuant to Section 2.13(a)(i) through (viii) on the applicable Payment Date.

SECTION 6.09. Acquisitions of Additional Shares.  The Borrower will not acquire any additional Shares after the Closing Date.

SECTION 6.10. Collateral Coverage Ratio.  The Borrower will not permit the Collateral Coverage Ratio (a) at any time on and after the Closing Date and prior to the first anniversary of the Closing Date to be less than 1.75 to 1  and (b) at any time on and after the first anniversary of the Closing Date to be less than to 2.0 to 1.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or, on and after the date hereof, in connection with this Agreement or any other Loan Document or by or on behalf of Holdings in or, on and after the date hereof, in connection with any Holdings Share Pledge Agreement or in each case any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished by or on behalf of the Borrower or Holdings pursuant to or, on and after the date hereof, in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 2.12(d)(i), 2.12(e)(i), 5.04 (with respect to the Borrower’s existence), or 5.09 or in Article VI (other than Section 6.10) of this Agreement; (ii) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 4.02, 4.04(a) or 4.04(c) of the Security Agreement, following its execution and delivery, or in Section 4(b) of the Borrower Pledge Agreement, following its execution and delivery; (iii) the Borrower shall fail to observe or perform any material covenant, condition or agreement contained in the Shareholders Agreement (other than 7.3 thereof); or (iv) Holdings shall fail to observe or perform any covenant, condition or agreement contained in Section 3.1 or 6.1 of the Holdings Pledge Agreement, following its execution and delivery;

(e) the Borrower shall fail to observe or perform Section 6.10 and, if the Qualifying Free Float Date has occurred, such failure shall continue unremedied for a period of five or more Business Days;

(f) either the Borrower or Holdings shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those covenants, conditions or agreements specified above in this Article) and such failure shall continue unremedied for a period of 30 or more days after the earlier of (x) an officer of the Borrower obtaining knowledge of such failure and (y) notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(g) the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue beyond any applicable grace period set forth in the agreements or instruments evidencing or governing such Material Indebtedness;

(h) any event or condition occurs that results in any Material Indebtedness incurred by the Borrower becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(i) any Default or Event of Default under and as defined in the Petersen I Senior Credit Facility shall occur; provided that no Event of Default hereunder shall exist if upon the occurrence of such a Default or Event of Default, the Seller exercises its rights and performs its obligations under Section 15.6 of the Intercreditor Agreement under and as defined in the Petersen I Senior Credit Facility (including to purchase the loans under the Petersen I Senior Credit Facility) on or prior to the 10th day following the occurrence of such Default or Event of Default.

(j) the Company shall fail to make any payment when due of principal in an amount of $50,000,000 under any of its outstanding Indebtedness.

(k) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, debt restructuring (including any out of court restructuring agreement or acuerdo preventivo extrajudicial), winding up, administration or dissolution, including any disolución, liquidación, concurso, or any other similar proceedings, or other relief in respect of either the Company, Holdings, the Borrower or any of its subsidiaries or their respective debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar official, including a liquidador, administración concursal or any other Person performing the same function of each of the foregoing, for either the Company, Holdings, the Borrower or any of its subsidiaries or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(l) either the Company, Holdings, the Borrower or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, debt restructuring (including any out of court restructuring agreement or acuerdo preventivo extrajudicial), winding up, administration or dissolution, including any disolución, liquidación, concurso, or any other similar proceedings,  or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar official, including a liquidador, administración concursal or any other Person performing the same function of each of the foregoing, for either of the Company, Holdings, the Borrower or any of its subsidiaries or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(m) either the Company, Holdings, the Borrower or any of its subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due, including that the Borrower is in a state of insolvencia or concurso;

(n) one or more judgments for the payment of money in an aggregate amount in excess of $7,000,000 shall be rendered against either the Borrower or Holdings and the same shall remain undischarged, unsatisfied, unstayed and unbonded for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or Holdings, as the case may be, to enforce any such judgments;

(o) a Borrower Change of Control shall occur or a Company Change of Control shall occur;

(p) the Liens created pursuant to the Security Documents shall at any time not constitute a valid and perfected Lien on 100% of the shares of capital stock of the Borrower and the other collateral intended to be covered thereby in favor of the Collateral  Agent, free and clear of all other Liens, or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Borrower or Holdings;

(q) the Company or the Seller shall fail to observe or perform any covenant, condition or agreement contained in Section 2(a), 2(b), 3, 4(g), 4(h), 9(a), 9(b), 10(f) or 10(q) of the Registration Rights Agreement;

(r) the Company shall consummate any acquisition after the Closing Date, provided that the consummation of such acquisition shall not constitute an Event of Default if (i) as a result thereof the aggregate consideration (including in the form of Indebtedness repaid or assumed) for all such acquisitions consummated after the Closing Date does not exceed $1,000,000,000 or (ii) as a result thereof both the free cash flow and the net income of the Company would increase by more than 5% (as evidenced by pro forma financial statements prepared by Deloitte & Touche LLP in accordance with Regulation S-X under the Securities Act of 1933, as amended, that have been reviewed by a concurring review partner for a Securities and Exchange Commission audit engagement); and provided, further, that Bolivian and Venezuelan assets may not be acquired pursuant to the foregoing clause (ii);

(s) the Borrower or the Seller shall breach Section 7.3 of the Shareholders Agreement (after giving effect to any permitted waiver thereof as described under clause Section 6.08) unless the Borrower has received a Specified Equity Contribution from Holdings in the amount by which the dividends received by the Borrower in respect of the Acquired Shares is less than the amount of such dividends required to be paid under said Section 7.3 (after giving effect to any permitted waiver thereof as described under Section 6.08);

(t) Holdings shall (i) terminate or modify (whether in writing or otherwise) the economic terms of, or modify (whether in writing or otherwise) in a manner that is adverse to the Lenders, any documentation governing the Indebtedness of the Borrower under any Permitted Subordinated Debt, (ii) terminate or modify (whether in writing or otherwise) in a manner that is materially adverse to the Lenders any of its or the Borrower’s organizational documents (including any change (whether agreed or deemed pursuant to applicable law) of domicile), other than any such termination or modification resulting from the transactions permitted under Section 13 of the Holdings Pledge Agreement, without in each case the prior written consent of the Required Lenders, (iii) engage at any time in any business or business activity other than ownership and acquisition of equity interests in the Borrower or in Mantenimientos y Servicios S.A. (provided that any such acquisition of equity interests in Mantenimientos y Servicios S.A. shall be for consideration not greater than fair value) and the extension of Permitted Subordinated Debt to the Borrower, or any activities directly related thereto, or any actions incidental to the consummation of the Transactions and to maintenance and continuance by Holdings of the foregoing activities, (iv) incur any Indebtedness other than Permitted Holdings Indebtedness or (v) permit any Liens on the equity interests of the Borrower other than Liens created pursuant to the Security Documents; or

(u) Holdings shall fail to (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, registrations, privileges and franchises material to the conduct of its business and the performance of its obligations pursuant to the Holdings Pledge Agreement (without prejudice to the transactions permitted under Section 13 of the Holdings Pledge Agreement), (ii) pay its obligations, including tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (x) the validity or amount thereof is being contested in good faith by appropriate proceedings, (y) Holdings has set aside on its books adequate reserves with respect thereto if required by and in accordance with generally accepted accounting principles in Spain and (z) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, (iii) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, (iv) permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, reasonable access to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, (v) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (vi) take all measures, perform all actions, grant all documents, obtain all official or private seals, approvals, authorizations, stamps or others and grant all documents required to be taken, performed, granted or obtained by Holdings to ensure that this Agreement (including any amendment, restatement, novation or related document) and/or any other Loan Document (including any amendment, restatement, novation or related document) are raised in Spain to the status of Public Documents (elevación a escritura pública o póliza) in compliance with Spanish law requirements on or before 5 Business Day after the date on which either Agent makes a request to Holdings, and in each case under this paragraph (s) (other than clause (i) with respect to the existence of Holdings) such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(v) there shall occur any loss, seizure, compulsory acquisition, expropriation or nationalization of substantially all the assets of the Borrower or substantially all the assets of the Company if the same has a material adverse effect on the ability of the Borrower to perform its payment obligations hereunder and under the other Loan Documents or on the rights and remedies of the Administrative Agent, Collateral Agent and/or the Lenders hereunder or thereunder;

(w) there shall occur any action by any Governmental Authority of Argentina that has the effect of restricting the Company’s ability to convert Argentine pesos to U.S. dollars and/or transfer those funds to persons outside Argentina on account of dividend payments or any other inconvertibility event, including but not limited to any mandatory moratorium, rescheduling or any other event of the sort, that, in each case, has a material adverse effect on the ability of the Borrower to perform its payment obligations under this Agreement and the other Loan Documents, unless the Company applies resources outside of Argentina to discharge all of its liabilities in respect of such dividends in spite of such action;

then, and in every such event (other than an event with respect to the Borrower described in clause (k) or (l) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (k) or (l) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

HE ADMINISTRATIVE AGENT, COLLATERAL AGENT,

LENDERS AND ARRANGERS

Each of the Lenders hereby irrevocably appoints each Agent as its agent hereunder and under the other Loan Documents to which such Agent is a party, and authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers as are delegated to such Agent by the applicable Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each Lender agrees that, notwithstanding such Lender being a party to each of the Spanish Security Documents: (a) the Collateral Agent will be the only Person entitled to enforce any Spanish Security Document on its own behalf and/or on behalf of such Lender (and such Lender hereby expressly authorizes and empowers the Collateral Agent for such purposes); (b) the enforcement of the Spanish Security Documents shall require the consent of the Majority Lenders (and for such purposes, if so instructed by the Administrative Agent, the Collateral Agent may decide not to take into account any commitment assigned pursuant to a Spanish Assignment Agreement which has not been notarized as provided in Section 9.04(f)), (c) the Collateral Agent shall act on behalf of all of the Lenders in any judicial or out-of-court proceedings for the enforcement of any of the Spanish Security Documents (and such Lender hereby expressly authorizes and empowers the Collateral Agent for such purposes); (d) such Lender shall take whatever action is necessary or advisable in the reasonable opinion of the Administrative Agent to enforce this Agreement or any of the Spanish Security Documents in Spain and shall provide written notice to the Collateral Agent thereof; (e) such Lender waives any right to individual enforcement by such Lender of any of the Spanish Security Documents; and (f) such Lender shall become a party to the enforcement proceeding.  The Collateral Agent is entitled and is hereby empowered by each Lender to execute, accept, grant, ratify, amend, restate, cancel, assign or enforce any Spanish Security Document on behalf of such Lender.  Each Lender shall execute an Agent’s Power of Attorney, cause such Agent’s Power of Attorney to be promptly notarized and, if applicable, apostilled, and maintain such Agent’s Power of Attorney in full force and effect as long as such Lender continues to be a Lender hereunder.

Each Person serving as an Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not an Agent.

Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any action or exercise any powers, except rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing by the Majority Lenders (or in the case of the Collateral Agent, the Administrative Agent), and (c) except as expressly set forth herein and in the other Loan Documents, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the Person serving as Agent or any of their Affiliates in any capacity.  Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or in the case of the Collateral Agent, the Administrative Agent) or in the absence of its own gross negligence or willful misconduct.  Neither Agent shall be required to take any action upon instructions unless it is indemnified to its satisfaction in its sole discretion.  Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender (or in the case of the Collateral Agent, the Administrative Agent), and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the sufficiency or value of any of the Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for the Borrower or Holdings), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The remuneration of the Collateral Agent’s agents for all services performed for it in the discharge of its duties under the Security Documents shall be reimbursable under Section 9.03 and the Collateral Agent shall not be liable therefor.

Neither Agent shall have liability for special, punitive or consequential damages of any kind whatsoever, whether enforceable or unenforceable, known or unknown, disclosed or undisclosed.  Neither Agent shall have liability for delays, non-performance, or inability to perform its duties hereunder due to forces majeures, forces beyond its control such as acts of God, extreme weather, acts of war, terrorism or civil unrest, utility failures or other service interruptions.  Neither Agent shall be responsible for errors in judgment made in good faith.  Neither Agent shall be required to risk its own funds or advance funds to any person in performing its duties hereunder.

In the absence of any written agreement executed by the Collateral Agent or written instructions delivered to it by the Administrative Agent pursuant to any express provision hereunder, the Collateral Agent is authorized to hold funds hereunder uninvested without liability for interest.  The Collateral Agent shall not be responsible or liable for preparation, filing, financing statement, continuation, amending, or assuring the correctness of or validity or perfection of any lien or security interest purported to be created hereunder, or under any Loan Document, Security Document or related document.

The Collateral Agent makes no representations or warranties and has no liability with respect to the value, adequacy, liquidity, enforceability or validity of any Collateral, or pledge, assignment or security interest with respect to any Collateral.

Nothing herein shall require the Collateral Agent to perform any calculations.  The Collateral Agent may conclusively rely on determinations made by the Borrower and/or the Administrative Agent with respect to the Annual Collateral Coverage Ratio, Collateral Coverage Ratio, Excess Cash Flow, Maximum Loan Value, Share Collateral Value, or any interest due on the Loans.

Prior to deposit of any funds by any party hereto with the Collateral Agent, that party shall instruct the Collateral Agent in writing of the amount of the deposits, the date of the intended deposit, the proper Account to credit with the deposit, and the proper characterization of the deposit (e.g., as a mandatory prepayment or otherwise).  Until such complete written instruction is received, the Collateral Agent shall not be required to deposit funds into any Account hereunder and shall have no liability in connection therewith.

Notwithstanding any other provision herein, nothing herein shall require the Collateral Agent to submit to the jurisdiction of a non-U.S. court or venue in a non-U.S. jurisdiction.  The parties hereto may appoint a local Collateral Agent to be directed by the Administrative Agent when and if needed in any non-U.S. jurisdiction.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents (including any branch, other office or Affiliate of such Agent) appointed by such Agent.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  Neither Agent shall have liability for the negligence of any local Collateral Agent, agent or sub-agent appointed with due care.

Each Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor and, except if an Event of Default shall have occurred and be continuing at the time of such resignation, that is reasonably satisfactory to the Borrower, provided that, if the Borrower shall fail to provide its consent to any successor proposed to the Borrower in writing by the Majority Lenders within ten days after receipt of such proposal, such successor shall be deemed to be reasonably satisfactory to the Borrower.  If such retiring Agent shall be the Administrative Agent and no successor shall have been so appointed for the retiring Administrative Agent by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Majority Lenders shall perform the duties of the retiring Administrative Agent (and all payments and communications provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly) until such time as the Majority Lenders appoint a successor agent as provided for above in this paragraph.  The Collateral Agent’s resignation shall not be effective until a successor Collateral Agent shall have been appointed by the Majority Lenders and shall have accepted such appointment, provided that, if no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may (i) on behalf of the Lenders appoint a successor Collateral Agent meeting the qualifications set forth above or (ii) at the sole expense of the Borrower, petition a court of competent jurisdiction to appoint a successor.  Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent, shall be paid in full any amounts owed and discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the Persons acting as Global Coordinator, Arrangers or Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or as a Lender hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices; Electronic Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein or in any other Loan Document shall be in writing, shall be signed and shall be in the English language, or accompanied by a certified translation and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Petersen Energía Inversora, S.A.U., c/o Velázquez 9, Madrid, Spain (c/c Cerrito 740, 1st floor, C1010AAP, City of Buenos Aires, Argentina), Attention: Ignacio Moran and Mauro Dacomo, Facsimile Number: +54 11 5 555 0162;

(ii) if to the Administrative Agent, to it at One Cabot Square, London E14 4QJ, United Kingdom;

(iii) if to the Collateral Agent, to it at One Barclay Street, Floor 4-East, New York, NY 10286, United States, Attn: Global Corporate Trust, Global Americas, Fax No. (212) 815-5802; and

(iv) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire or c/o the Administrative Agent.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).  Any payment or withdrawal instruction to the Collateral Agent shall be delivered to the Collateral Agent solely by courier or, subject to the party delivering such instruction providing an indemnity to the Collateral Agent in a form reasonably requested from time to time by the Collateral Agent, by telecopy.

(b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender relating to the borrowing of Loans pursuant to Section 2.02 if such Lender has notified the Administrative Agent that it is incapable of receiving notices relating thereto by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received unless the sender receives an automatic error message from the server of the intended recipient indicating that the applicable notice or communication has not been received by such intended recipient or delivery thereof is delayed for any reason whatsoever, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

ANY INTERNET OR INTRANET WEBSITE USED TO POST NOTICES OR COMMUNICATIONS HEREUNDER (THE “PLATFORM”) IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, AGENT OR ITS PARTIEEXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE S IN CONNECTION WITH SUCH NOTICES OR COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 9.02. Waivers; Amendments

(a) No Deemed Waivers; Remedies Cumulative.  No failure or delay by either Agent or any Lender in exercising any right, power or remedy under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Agents and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether either Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments.  Neither this Agreement, the Security Agreement, the Account Security Agreement or the Account Control Agreement nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by (x) in the case of this Agreement, the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders or (y) in the case of the Security Agreement, the Account Security Agreement or the Account Control Agreements, the Borrower and the Collateral Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i) increase any Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby,

(iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Loans, without the written consent of each Lender,

(v) release all or any material portion of the Collateral without the consent of each Lender,

(vi) change any of the provisions of this Section or the definition of the term “Majority Lenders”, “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

(vii) amend Section 2.04(b) or 2.13 without the written consent of each Lender, or

(viii) waive compliance by the Borrower with Section 6.10, or amend or modify Section 6.10 to facilitate compliance therewith by the Borrower, in each case without the written consent of the Required Lenders; and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document to which it is a party without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

(c) Security Documents.  Without the prior consent of each Lender, the Collateral Agent shall not (except as permitted herein or in the Security Documents) release all or any material portion of the Collateral or otherwise terminate all or any material portion of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or any portion of the Collateral, alter the relative priorities of the obligations entitled to the benefits of the Liens created pursuant to the Security Documents with respect to all or any material portion of the Collateral, except that no such consent shall be required, and (upon receipt of written instructions from the Administrative Agent, which may be given without any further action or consent on the part of the Lenders) the Collateral Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder (including pursuant to clause (x) of the proviso to Section 5.10(a)).

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Arrangers (with respect to clause (i)(x) below), the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Arrangers (with respect to clause (i)(x) below), the Administrative Agent and the Collateral Agent in connection with (x) the credit facilities provided for herein and the syndication thereof and the preparation of this Agreement and the other Loan Documents (subject to the limitations set forth in the Commitment Letter) and (y) the administration of this Agreement and the other Loan Documents as set forth in the Fee Letters and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights (x) under this Agreement and the other Loan Documents, including its rights under this Section, or (y) in connection with the Loans made hereunder, including in connection with any workout or restructuring or negotiations in respect of any workout or restructuring and (iii) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording, perfection or release of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Arrangers, the Administrative Agent, the Collateral Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by the Borrower or any third party, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder, or in connection herewith, or the Transactions or any other transactions contemplated hereby or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties other than its advisors.

(c) Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such.

(d) Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential (including lucrum cessans (lucro cesante)) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Acquisition, the Transactions, any Loan or the use of the proceeds thereof.

(e) Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Investment Company Act.  Each Lender party hereto on the date hereof that is a U.S. Person represents and warrants to the Borrower and Holdings it is a Qualified Purchaser.

(b) Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without (i) the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) upon assignment, notification to the Agents.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(c) Assignments by Lenders.  Any Lender may assign to one or more banks, financial institutions or other institutional lenders all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it); provided that

(i) the assignee, if it is a U.S. Person, shall be a Qualified Purchaser,

(ii) the Borrower and Collateral Agent must be promptly notified of such assignment,

(iii) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed),

(iv) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loan, the amount of the Loan of the assigning Lender subject to each such assignment shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof unless the Administrative Agent otherwise consents,

(v) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(vi) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (such Assignment and Assumption to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, which shall initially be the settlement system of ClearPar, LLC, or (B) manually executed and delivered together with, unless such assignment shall be to a Lender or an Affiliate of a Lender, a processing and recordation fee of $3,500),

(vii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable tax forms as may have been requested by the Borrower,

(viii) the assignee confirms the appointment and duties of the Administrative Agent and the Collateral Agent under Article VIII,

(ix) the parties to each such assignment shall execute and deliver to each of the Agents a Spanish Assignment Agreement, notarized and apostilled as provided in paragraph (f) of this Section, and

(x) the parties to each such assignment shall, to the extent they have theretofore not delivered an Agent’s Power of Attorney, duly execute and deliver to the Collateral Agent a duly executed, notarized and apostilled Agent’s Power of Attorney.

Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.10 and 9.03 and shall continue to be obligated pursuant to Section 9.14).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(d) Maintenance of Register by the Administrative Agent.  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices outside the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Effectiveness of Assignments.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms, if any, requested by the Borrower (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c) of this Section (if required) and any written consents to such assignment required by paragraph (c) of this Section, the Administrative Agent shall accept such Assignment and Assumption, record the information contained therein in the Register and notify the Borrower thereof  in writing.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Notarization of Spanish Assignment Agreement.  Any assigning Lender and the applicable assignee shall notarize the applicable Spanish Assignment Agreement and provide each Agent with a copy of such Spanish Assignment Agreement to the extent such Agent is not a party thereto.  If either Agent so requests, the notarization provided for above shall be carried out in Spain.  The obligation of each assigning Lender set forth in this paragraph shall survive the assignment in full by the assigning Lender of all of its rights and obligations under this Agreement.  If any Spanish Assignment Agreement is not duly notarized pursuant to this paragraph, (i) the Administrative Agent or the Collateral Agent, as applicable, may determine at any time not to enforce this Agreement or any of the Spanish Security Documents with respect to the rights and obligations assigned pursuant to such Spanish Assignment Agreement (in which case the applicable Agent will notify the parties of such Spanish Assignment Agreement); and (ii) the rights and obligations assigned pursuant to such Spanish Assignment Agreement shall not be taken into account for the purposes of the second paragraph of Article VIII.

(g) Participations.  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) the Participant, if it is a U.S. Person, shall be a Qualified Purchaser.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (v) of the first proviso to Section 9.02(b) that affects such Participant.  The Borrower agrees that each Participant shall, unless otherwise agreed by such Participant and the applicable Lender in the agreement or instrument pursuant to which such Lender sells such a participation to such Participant, be entitled to the benefits of Sections 2.08, 2.09 and 2.10 (subject to such Participant agreeing to be bound by the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section, provided that a Participant shall not be entitled to receive any greater payment under Sections 2.08, 2.09 or 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(h) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) No Assignments to the Borrower or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in its Loan to the Borrower or any of its Affiliates without the prior consent of each Lender.

(j) Assignment of the Spanish Security Documents.  The rights of an assigning Lender under any Spanish Security Document to which such assigning Lender is a party shall be deemed to be assigned to an assignee of such assigning Lender from the date of effectiveness of, and to the extent agreed pursuant to, the applicable assignment of rights and obligations under this Agreement.

SECTION 9.05. Survival.  All covenants, agreements, representations and warranties made by the Borrower and Holdings in the Loan Documents to which it is a party and in the certificates or other instruments delivered pursuant to or, on and after the date hereof, in connection with, such Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Sections 2.08, 2.09, 2.10, 9.03 and 9.14(b) and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and the Fee Letters or amounts payable by the Borrower to any Lender or Participant constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall be authorized, to the fullest extent permitted by applicable law, to set off from amounts collected any amount needed to reimburse it for its expenses due hereunder and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction in U.S.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in New York County and of the United States District Court of the Southern District of New York in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Enforcement and Submission to Jurisdiction in Spain.  Without prejudice of paragraph (b) above, each Agent and/or the Majority Lenders may at their sole discretion and at any time decide to enforce this Agreement or any other Loan Document in Spain.  If this decision is taken, it shall be understood that each party hereby (other than the Collateral Agent) has irrevocably and unconditionally submitted for itself and its property to the nonexclusive jurisdiction of:

(i) the courts of the City of Madrid (Spain), or

(ii) if either Agent and/or the Majority of Lenders so decides, of the courts of the place in which the Borrower has from time to time its registered address in accordance with the Commercial Registry (Registro Mercantil), in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto (other than the Collateral Agent) hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such jurisdiction.

(d) Waiver of Venue.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any court referred to in the first sentence of paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(e) Process Agent.  The Borrower irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of the Borrower and its property and revenues service of copies of the summons and complaint and any other process which may be served in any suit, action or proceeding brought in the State of New York arising out of or relating to this Agreement or any of the other Loan Documents, and the Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon.

(f) Alternative Process.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Waiver of Immunity.  To the extent that the Borrower may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

SECTION 9.12. Judgment Currency.  This is an international loan transaction in which the specification of Dollars and payment in New York, United States of America or in London, England, as the case may be, is of the essence, and the obligations of the Borrower under this Agreement and the other Loan Documents to each Lender or either Agent (in this Section 9.12 called an “Entitled Person”) to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase, and transfer to New York, United States of America, Dollars in the amount originally due to such Entitled Person with the judgment currency.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 9.12 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars in London, England, with the judgment currency on the Business Day immediately preceding the day on which such judgment is rendered.  The Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay each Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars purchased and transferred as aforesaid.

SECTION 9.13. Headings.  Article and Section headings and the Table of Contents appearing herein are included solely for convenience of reference, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.14. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate, it being understood that any such subsidiary or Affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder and that such Subsidiary or Affiliate shall be entitled to use such information solely in connection with the offer or provision of such financial advisory, investment banking or other services to the Borrower or its Subsidiaries.  Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis or to any Person that approves or administers the Loans on behalf of such Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or law enforcement entity purporting to have jurisdiction over such Person, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent, the Collateral Agent or such Lender, unless prohibited by applicable law, shall use reasonable efforts to notify the Borrower in advance of any disclosure pursuant to this clause (iii) on the understanding that none of the Administrative Agent, the Collateral Agent or any Lender shall incur any liability for failure to give such notice, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph for the benefit of the Borrower, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Hedging Agreement, credit default swap, total return swap or other derivative transaction relating to the Borrower and its obligations or (C) any actual or prospective counterparty (or its advisors) to any insurance agreement protecting against risk relating to the Borrower and its obligations, (vii) on a confidential basis to the CUSIP Service Bureau, or any numbering, administration and settlement service providers or any similar agency in connection with the issuance and monitoring of ISIN numbers or other identifiers with respect to the Loans, (viii) with the prior written consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this paragraph, “Information” means all information received from the Borrower or its accountants, in each case relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from the Borrower or any of its Affiliates or Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c) Public-Side Lender Information.  The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) and, if documents or notices required to be delivered pursuant to this Agreement or any of the other Loan Documents are being distributed through the Platform (as defined in Section 9.01(b)), any document or notice that the Borrower has indicated contains non-public Information shall not be posted on that portion of the Platform designated for such public-side Lenders.  The Borrower agrees to designate all Information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to public-side Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this Agreement or any of the other Loan Documents contains non-public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Borrower and its securities.

SECTION 9.15. No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrower.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender Parties and the Borrower, its stockholders or its affiliates.  You acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PETERSEN ENERGÍA INVERSORA, S.A.U.

By: /s/ Mauro Dacomo
_________________________
Name: Mauro Dacomo Title: Attorney in Fact/ Consejero

By: /s/ Ignacio C. Moran
_________________________
Name: Ignacio C. Moran Title: Consejero

Executed in Spain [include country of execution outside of Argentina

AGENTS

CREDIT SUISSE AG, LONDON BRANCH as Administrative Agent

By: /s/ Claire Perkins
_________________________
Name: Claire Perkins Title: Authorised Signatory

By: /s/ Irina Borisova
_________________________
Name: Irina Borisova Title: Vice-President

Executed in England [include country of execution outside of Argentina

THE BANK OF NEW YORK MELLON, as Collateral Agent

By: /s/ Erika Walker
_________________________
Name: Erika Walker Title: Vice President

Executed in USA [include country of execution outside of Argentina

LENDERS

BANCO ITAÚ BBA INTERNATIONAL, S.A. - SUCURSAL FINANCEIRA EXTERIOR

By: /s/ Renato Julia Jacob
_________________________
Name: Renato Julia Jacob Title: Executive Board Member

By: /s/ José Francisco Claro
_________________________
Name: José Francisco Claro Title: Chief Financial Officer

Executed in Portugal [include country of execution outside of Argentina

CREDIT SUISSE AG, NEW YORK BRANCH

By: /s/ Jeff Jaenicke
_________________________
Name: Jeff Jaenicke Title: Managing Director

By: /s/ Louis J. Impellizeri
_________________________
Name: Louis J. Impellizeri Title:

Executed in USA [include country of execution outside of Argentina

CITIBANK INTERNATIONAL PLC SUCURSAL EN ESPAÑA

By: /s/ Pablo Manuel Rodríguez Abelenda
_________________________
Name: Pablo Manuel Rodríguez Abelenda Title: Attorney

Executed in United Kingdom [include country of execution outside of Argentina

STANDARD BANK PLC.

By: /s/ Roberto Anastasio
_________________________
Name: Roberto Anastasio Title: Senior Vice President

By: /s/ Albert Martens
_________________________
Name: Albert Martens Title: Attorney in Fact

Executed in USA [include country of execution outside of Argentina

BNP PARIBAS, acting through its New York branch

By: /s/ Jean Talbot
_________________________
Name: Jean Talbot Title: Managing Director

By: /s/ Francisco Calmet
_________________________
Name: Jean Talbot Title: Managing Director

Executed in USA [include country of execution outside of Argentina

 SCHEDULE I

COMMITMENTS

Name of Lender	Commitment
Banco Itaú BBA International, S.A. – Sucursal Financeira Exterior	USD 227,923,076
Credit Suisse AG, New York Branch	USD 270,000,000
Citibank International PLC Sucursal en España	USD 80,000,000
Standard Bank PLC.	USD 79,615,386
BNP Paribas	USD 42,461,538
TOTAL	USD 700,000,000